Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the 1st day of July, 2008, by and among ARI NETWORK SERVICES, INC., a Wisconsin corporation (the “Buyer”), EYE COMMUNICATION SYSTEMS, INC., a Wisconsin corporation (the “Seller”), and, solely for purposes of agreeing to be bound by certain covenants set forth in Paragraph 8.12 herein, agreeing to be bound by certain restrictive covenants set forth in Article IX herein and agreeing to be bound by certain indemnification obligations set forth in Article X herein, JOHN BESSENT (“Bessent”).

W I T N E S S E T H:

WHEREAS, the Seller’s Info Access micropublishing division is engaged, in part, in the business of (i) developing, producing, marketing, selling and supporting customized information technology, electronic catalog and electronic commerce products and services to equipment manufacturers, distributors and service dealers in the appliance and outdoor power equipment industries and (ii) testing and certifying service technicians (excluding the microfiche business, the “Subject Business”); and

WHEREAS, the Seller desires to sell the Subject Business and substantially all of the assets employed by the Seller in connection with the Subject Business to the Buyer, and the Buyer desires to purchase the Subject Business and such assets from the Seller, on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises hereinafter set forth, do hereby agree as follows:

ARTICLE I
Assets To Be Purchased

1.1.

Subject Assets.  Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, at the Closing, substantially all of the assets owned or used by the Seller in connection with the operation of the Subject Business, including, without limitation, the following (provided, that the machinery, equipment, servers, hardware and Inventory listed on Exhibit 1.1(a) and Exhibit 1.1(b) are the only machinery, equipment, servers, hardware and Inventory included in the Subject Assets):

(a)

The machinery, equipment, servers (and the software and other content thereon), computers (and the software thereon), hardware, and other tangible assets specifically listed on Exhibit 1.1(a) attached hereto (collectively, the “Subject Tangible Assets”);

(b)

The Inventory specifically listed on Exhibit 1.1(b) attached hereto (the “Subject Inventory”);

(c)

All deposits and prepaid items and expenses of the Subject Business;

(d)

All accounts receivable of the Subject Business relating to products and/or services invoiced, but not delivered and/or performed, by the Seller prior to the Closing Date (the “Subject Receivables”);

(e)

All customer lists and supplier/vendor lists of the Subject Business;

(f)

All dealer lists of the OEM customers of the Subject Business;

(g)

All Intellectual Property, including, without limitation, all Software (and all licenses thereto);

(h)

The goodwill of the Subject Business;

(i)

To the extent their transfer is permitted by law, all Governmental Authorizations, product registrations and applications therefor used in the operation of the Subject Business and, to the extent permitted by law, the benefit of those Governmental Authorizations, product registrations and applications therefor used in the operation of the Subject Business which are not transferable;

(j)

All Assumed Contracts; and

(k)

All Records.

All of the assets being purchased by the Buyer as specified in this Paragraph 1.1 are hereinafter referred to as the “Subject Assets”.

1.2.

Excluded Assets.  Notwithstanding the provisions of Paragraph 1.1, above, the Subject Assets shall not include the following assets (collectively, the “Excluded Assets”):  (a) all cash and cash equivalent assets of the Subject Business; (b) all tangible assets of the Subject Business other than the Subject Tangible Assets; (c) all Inventory other than the Subject Inventory; (d) the Excluded Receivables; (e) the Owned Real Property; (f) all insurance policies relating, directly or indirectly, to the Subject Business and the Seller’s rights thereunder; and (g) those assets, if any, specified on Exhibit 1.2 attached hereto.

ARTICLE II
Closing; Purchase Price

2.1.

Closing.  The Closing shall be held at the offices of Godfrey & Kahn, S.C., located at 780 North Water Street, Milwaukee, Wisconsin on the Closing Date.

2.2.

Purchase Price.  The consideration for the Subject Assets (the “Purchase Price”) shall be an amount equal to the sum of (a) One Million Three Hundred Eight Thousand Six

Hundred Twenty Dollars ($1,308,620) (the “Cash Purchase Price”), plus (b) the Stock Purchase Price, plus (c) the Commission (if any).  The Purchase Price shall be paid as provided in Paragraph 2.3 and Paragraph 2.4(c), below.

2.3.

Cash Payment; Notes; Closing Shares; Escrow Shares; Assumed Liabilities.  At the Closing, the Buyer shall:

(a)

Deliver to the Seller, by wire transfer of immediately available funds to a bank account designated in writing by the Seller, the sum of One Million Eight Thousand Six Hundred Twenty Dollars ($1,008,620) (the “Cash Payment”);

(b)

Deliver to the Seller a promissory note in, the principal amount of One Hundred Thousand Dollars ($100,000), in the form of Exhibit 2.3(b) attached hereto (the “Ninety Day Note”);

(c)

Deliver to the Seller a promissory note, in the principal amount of Two Hundred Thousand Dollars ($200,000), in the form of Exhibit 2.3(c) attached hereto (the “One Year Note”);

(d)

Deliver to the Seller stock certificate(s) representing one hundred eighty-seven thousand five hundred (187,500) shares of the Buyer Stock (the “Closing Shares”);

(e)

Deliver to the Escrow Agent stock certificate(s) representing one hundred twenty-five thousand (125,000) shares of the Buyer Stock (the “Escrow Shares”); and

(f)

Assume the Assumed Liabilities as provided in Article III, below.

2.4.

Escrow; Commission.

(a)

At the Closing, the Buyer shall deliver the Escrow Shares to the Escrow Agent, to be held and/or released by the Escrow Agent pursuant to the terms and conditions of this Agreement and the Escrow Agreement.  The Escrow Shares shall be held in escrow for the period beginning on the Closing Date and ending on the thirtieth (30th) day after the final day of the fifteenth (15th) complete calendar month immediately following the Closing Date (the “Escrow Release Date”) for purposes of assuring that the Post-Closing Subject Revenues (as defined below) equal at least eighty-five percent (85%) of the Pre-Closing Subject Revenues (as defined below).  As used herein:  (a) “Pre-Closing Subject Revenues” shall mean the aggregate amount of revenues actually collected by the Seller in the Ordinary Course of Business as a result of products and services sold by the Subject Business during the twelve (12) complete calendar months immediately preceding the Closing Date; and (b) “Post-Closing Subject Revenues” shall mean the aggregate amount of revenues actually collected by the Buyer in the Ordinary Course of Business during the fifteen (15) complete calendar months immediately following the Closing Date as a result of products and services sold by the Buyer to (i) Subject Current Customers, and (ii) Subject Prospective Customers during the period beginning on the day immediately after the Closing Date and ending on the first anniversary of the Closing Date (the “Post-Closing Subject Revenue Period”); provided, that “Post-Closing Subject Revenues” shall not include (A) any revenues of the

Buyer resulting from the sale by the Buyer during the Post-Closing Subject Revenue Period of any products and/or services (other than the Subject Assets) that were acquired by the Buyer, directly or indirectly, whether through the purchase of assets, the acquisition of capital stock or other equity securities or otherwise, after the Letter of Intent Date, (B) any revenues of the Buyer resulting from the sale by the Buyer to the Subject Current Customers or Subject Prospective Customers during the Post-Closing Subject Revenue Period of any products and/or services of the type sold by the Buyer to them prior to the Closing Date, or (C) any revenues of the Buyer resulting from any sale made by the Buyer prior to the Closing Date.

(b)

In the event the Post-Closing Subject Revenues are equal to or greater than eighty-five percent (85%) of the Pre-Closing Subject Revenues, the Escrow Agent, pursuant to the terms and conditions of the Escrow Agreement, shall release the Escrow Shares to the Seller within fifteen (15) days after the Escrow Release Date.  In the event the Post-Closing Subject Revenues are less than eighty-five percent (85%) of the Pre-Closing Subject Revenues, the Escrow Agent, pursuant to the terms and conditions of the Escrow Agreement, shall release the Escrow Shares to the Buyer within fifteen (15) days after the Escrow Release Date and the Seller shall immediately and irrevocably forfeit all right, title and interest in and to the Escrow Shares.

(c)

In the event the Post-Closing Subject Revenues exceed one hundred ten percent (110%) of the Pre-Closing Subject Revenues, the Buyer shall deliver to the Seller on the Escrow Release Date, by wire transfer of immediately available funds to a bank account designated in writing by the Seller, a commission equal to ten percent (10%) of the difference between (i) the Post-Closing Subject Revenues, minus (ii) one hundred ten percent (110%) of the Pre-Closing Subject Revenues (the “Commission”).

2.5.

Allocation of Purchase Price.  The Seller and the Buyer agree to allocate the Purchase Price and the Assumed Liabilities among the Subject Assets in accordance with Exhibit 2.5 attached hereto.  The Seller and the Buyer shall file all Tax returns, reports and forms, including, without limitation, Form 8594, consistent with such allocation.  The Seller and the Buyer shall not take any position for Tax purposes (whether in audits, Tax returns or otherwise) that is inconsistent with such allocation unless required to do so by an applicable Legal Requirement.

ARTICLE III
Assumption of Liabilities

As partial consideration for the Subject Assets, the Buyer shall assume and perform the Assumed Liabilities.  Except for the Assumed Liabilities, the Buyer shall not be obligated under, nor shall the Buyer be or become liable for, any obligation, Contract, debt or liability of the Seller or the Subject Business, including, without limitation, (a) any product liability, warranty or other claim for personal injury or property damage relating to any products sold by the Subject Business prior to the Closing Date, (b) any obligations or liabilities arising under any Assumed Contract in connection with any breach or default thereunder that occurred on or before the Closing Date, (c) any accounts payable of the Subject Business, (d) any obligations or liabilities of the Seller to any Employee, whether or not hired by the Buyer, relating to or arising out of any periods ending on or before the Closing Date, including, without limitation, any obligations or liabilities for salaries, wages, commissions, bonuses, payroll Taxes, vacation pay, severance pay, workers’ compensation, employee benefits or retirement plan contributions accrued as of the Closing Date, or (e) any other obligations, debts, liabilities or claims arising from or relating to the operation of the Subject Business and/or the ownership of the Subject Assets on or prior to the Closing Date.  The Seller covenants and agrees to pay and discharge (i) all obligations, debts and liabilities of the Seller and/or the Subject Business other than the Assumed Liabilities, and (ii) on or before the Closing Date all accounts payable of the Subject Business existing as of the Closing Date.

ARTICLE IV
Conditions Precedent to Closing; Closing Deliveries

4.1.

Conditions Precedent to the Buyer’s Obligation; Buyer’s Closing Deliveries.  The obligation of the Buyer to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing, or the waiver by the Buyer, of each of the following conditions, and the Seller shall make the deliveries set forth, below, at Closing:

(a)

The warranties and representations of the Seller made in this Agreement shall be true and correct in all respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date; and the Seller shall have performed in all material respects the covenants of the Seller contained in this Agreement required to be performed on or prior to the Closing.

(b)

Consents (except for the Time Warner Consent), in a form reasonably satisfactory to the Buyer, shall have been received by the Buyer prior to the Closing Date.

(c)

No Proceeding by any Governmental Body or other Person shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or which questions the validity or legality of, the transactions contemplated hereby or which otherwise seeks to affect or could affect the transactions contemplated hereby or impose damages or penalties upon any party hereto if such transactions are consummated.

(d)

The Buyer shall have received on or before the Closing Date all Governmental Authorizations which the Buyer deems reasonably necessary to operate the Subject Business, if any, all in a form reasonably satisfactory to the Buyer.

(e)

The Buyer and its financing sources shall be satisfied in their sole discretion as to the results of the examination and due diligence review conducted by them prior to Closing.

(f)

Between the Letter of Intent Date and the Closing Date, the Seller shall not have received any notice or indication that a customer or supplier of the Seller intends to cease doing business or to reduce materially the business transacted with the Seller or to terminate any agreements with the Seller.

(g)

The Seller (i) shall have paid in full on or before the Closing Date all accounts payable of the Subject Business existing as of the Closing Date, and (ii) shall have delivered to the Buyer on or before the Closing Date written documentation, in a form reasonably acceptable to the Buyer, evidencing such payment in full.

(h)

A partial payoff letter from M&I Bank stating that upon the payment to M&I Bank of the amount set forth therein by Seller, M&I Bank shall release all of its Liens on the Subject Assets and deliver an executed release to the Buyer.

(i)

The Seller shall deliver, or cause to be delivered, to the Buyer the following:

(i)

A certificate from the Secretary of the Seller, in a form reasonably satisfactory to the Buyer, setting forth the resolutions of the Board of Directors and the shareholders of the Seller authorizing the execution, delivery and performance of this Agreement and all Ancillary Agreements to be executed, delivered and performed by the Seller in connection herewith and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby;

(ii)

Constructive possession of the complete Records;

(iii)

A recent good standing certificate (or comparable document) for the Seller issued by the Secretary of State (or comparable office) of the jurisdiction in which the Seller is domiciled;

(iv)

A warranty bill of sale, general assignments, specific assignments of intellectual property, certificates of title and such other instruments of conveyance as the Buyer shall reasonably require, in a form reasonably satisfactory to the Buyer, duly executed by the Seller, conveying to the Buyer the Subject Assets, free and clear of all Liens and claims whatsoever;

(v)

The Assignment and Assumption Agreement, duly executed by the Seller;

(vi)

The Escrow Agreement, duly executed by the Seller;

(vii)

The Grice Employment Agreement, duly executed by Grice;

(viii)

True, correct and complete copies, in an electronic format acceptable to the Buyer, of all dealer lists of the OEM customers of the Subject Business, which shall be delivered through the Seller’s transfer of the servers for the Subject Business to the Buyer on the Closing Date, and

(ix)

True, correct and complete copies of all Source Code of the Subject Business, which shall be delivered through the Seller’s transfer of the servers for the Subject Business to the Buyer on the Closing Date.

In the event that any of the foregoing conditions to the Closing set forth in Paragraph 4.1(a)-(h) shall not have been satisfied on or prior to the scheduled date of Closing set forth in Paragraph 2.1, above, the Buyer may elect to close the transactions contemplated by this Agreement despite such failure; provided, that if the Buyer elects to close such transactions, then all such unsatisfied conditions shall be deemed waived by the Buyer upon the consummation of such transactions and the Buyer shall not have any right to be indemnified under Article X, below, for any Losses resulting from the Seller’s failure to satisfy such conditions.

4.2.

Conditions Precedent to the Seller’s Obligation; Seller’s Closing Deliveries.  The obligation of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing, or the waiver by the Seller, of the following conditions, and the Buyer shall make the deliveries set forth, below, at Closing:

(a)

The warranties and representations of the Buyer made in this Agreement shall be true and correct in all respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date; and the Buyer shall have performed in all material respects the covenants of the Buyer contained in this Agreement required to be performed on or prior to the Closing.

(b)

No Proceeding by any Governmental Body or any other Person shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or which questions the validity or legality of, the transactions contemplated hereby or which otherwise seeks to affect or could affect the transactions contemplated hereby or impose damages or penalties upon any party hereto if such transactions are consummated.

(c)

The Buyer shall deliver, or cause to be delivered, to the Seller the following:

(i)

The Cash Payment as specified in Paragraph 2.3(a), above;

(ii)

The Ninety Day Note, duly executed by the Buyer;

(iii)

The One Year Note, duly executed by the Buyer;

(iv)

The Closing Shares;

(v)

A certificate from the Secretary of the Buyer, in a form reasonably satisfactory to the Seller, setting forth the resolutions of the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement and all Ancillary Agreements to be executed, delivered and performed by the Buyer in connection herewith and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby;

(vi)

The Assignment and Assumption Agreement, duly executed by the Buyer; and

(vii)

The Escrow Agreement, duly executed by each of the Buyer and the Escrow Agent.

(d)

The Buyer shall have deliver, or cause to be delivered, to the Escrow Agent the Escrow Shares.

(e)

The Buyer shall have deliver, or cause to be delivered, to Grice the Grice Employment Agreement, duly executed by the Buyer.

In the event that any of the foregoing conditions to the Closing set forth in Paragraph 4.2(a) or (b) shall not have been satisfied on or prior to the scheduled date of Closing set forth in Paragraph 2.1, above, the Seller may elect to close the transactions contemplated by this Agreement despite such failure; provided, that if the Seller so elects to close such transactions, then all such unsatisfied conditions shall be deemed waived by the Seller upon the consummation of such transactions and the Seller shall not have any right to be indemnified under Article X, below, for any Losses resulting from the Buyer’s failure to satisfy such conditions.

ARTICLE V
Warranties and Representations of the Seller

5.1.

Warranties and Representations With Respect To the Seller.  Except as set forth in the Disclosure Schedules, the Seller warrants and represents to the Buyer, which warranties and representations shall survive the Closing for the period set forth in Paragraph 5.3, below, as follows:

5.1.1.

Corporate Matters.  The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wisconsin.  The Seller has the power and authority to own or lease its properties and assets and to carry on all business activities now conducted by it, including, without limitation, the Subject Business.  The Seller does not have any Subsidiaries.  The Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the Subject Business or the ownership, leasing or holding of the Subject Assets makes such qualification necessary.  Attached hereto as Schedule 5.1.1 is a true, complete and correct list of all jurisdictions in which the Seller is qualified to do business as a foreign corporation in connection with the operation of the Subject Business.  The Seller has delivered to the Buyer a true and correct copy of its Organizational Documents.

5.1.2.

Authority of Seller.  The Seller has the right, power and authority to enter into this Agreement and the Ancillary Agreements to which the Seller is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which the Seller is a party have been approved by the Board of Directors and shareholders of the Seller.  This Agreement has been, and each Ancillary Agreement to which the Seller is a party will be, duly and validly executed and delivered by the Seller, and this Agreement and such Ancillary Agreements are and shall constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms.

5.1.3.

No Conflict.  Neither the execution, delivery and performance by the Seller of this Agreement or any of the Ancillary Agreements to which the Seller is a party nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly: (a) contravene, conflict with, or result in a breach or violation of any provision of the Organizational Documents of the Seller; (b) contravene, conflict with, or result in any breach or violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain relief under, any Legal Requirement or any Order to which the Seller, the Subject Business or the Subject Assets may be subject; (c) assuming all Consents are obtained, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; (d) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Seller or that otherwise relates to the Subject Business of or any of the Subject Assets; or (e) result in the imposition of any Lien, claim or restriction upon or with respect to any of the Subject Assets.  No action, consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Body or other third party is required to be obtained or made in connection with the execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which the Seller is a party or the consummation by the Seller of the transactions contemplated hereby and thereby.

5.1.4.

Title to and Condition of the Subject Assets.  The Seller has good and marketable title to all of Subject Assets, tangible and intangible, free and clear of all Liens and claims whatsoever, other than Permitted Liens.  The Subject Assets consist of all of the material assets employed in the operation of the Subject Business except the Owned Real Property.  All of the Subject Assets are (a) in good operating condition and repair, ordinary wear and tear excepted, and (b) maintained in accordance with sound maintenance practices.  The Subject Assets are sufficient for the continued operation of the Subject Business in the Ordinary Course of Business after the Closing Date and are suitable for the purpose for which they are being used.  Any leased personal property included within the Subject Assets is in the condition required of such property by the terms and conditions of the lease applicable thereto during the term of such lease and upon the expiration thereof.  The servers of the Subject Business included in the Subject Tangible Assets contain all of the Software.  The Subject Inventory (i) is sufficient for the operation of the Subject Business in the Ordinary Course of Business based on current levels of operation, (ii) has been manufactured and/or purchased in the Ordinary Course of Business consistent in quality and quantity with past practices of the Seller, and (iii) is not damaged, obsolete or out of specification and is of a quality and quantity usable and salable in the Ordinary Course of Business within six (6) months after the Closing.  All Subject Receivables arose from bona fide transactions in the Ordinary Course of Business and are good and collectible within one hundred (120) days after the Closing Date in the Ordinary Course of Business at the aggregate recorded amount thereof, net of any applicable reserves for doubtful accounts reflected on the interim Financial Statements.  There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Assumed Contract with any obligor of any Subject Receivable relating to the amount or validity of such Subject Receivable.

5.1.5.

Real Property.  The Seller does not own any real property in connection with its operation of the Subject Business other than the Owned Real Property.  The Seller does not lease any real property in connection with its operation of the Subject Business.

5.1.6.

Proceedings; Orders.  There is no Proceeding pending or, to the Seller’s Knowledge, threatened against the Seller.  The Seller is not subject to any Order, and, to the Seller’s Knowledge, no Order is threatened to be imposed.  To the Seller’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for the commencement of any such Proceeding or Order.  Schedule 5.1.6 attached hereto identifies all Proceedings and Orders to which the Seller has been a party since December 31, 2001.

5.1.7.

Intellectual Property.

(a)

Schedule 5.1.7(a)(i) attached hereto contains a complete list (specifying the owner thereof, the registration or application number, if applicable, and any license agreement related thereto, if applicable) of each of the following which are owned and/or used by the Seller in the operation of the Subject Business: (i) all U.S. and foreign issued patents and pending applications relating to any inventions, and all reissues, divisions, continuations, continuations-in-part and extensions thereof; (ii) all U.S. and foreign registered trademarks, registered service marks, trademark applications and service mark applications, and all renewals and extensions thereof; (iii) all U.S. and foreign registered copyrights and copyright applications, and all renewals and extensions thereof; and (iv) all domain name registrations (collectively, the “Registered Intellectual Property”).  The Registered Intellectual Property, together with all common law trademarks, service marks, copyrights, logos, trade names (including, but not limited to, “Info Access”, “Illustrated Parts Lookup” and “IPL”) and trade dress owned and/or used by the Seller in the operation of the Subject Business, all content contained or stored in or displayed by the websites covered by the domain name registrations listed on Schedule 5.1.7(a)(i), all tools used to create, compile and/or display electronic catalogs, all other inventions, trade secrets, algorithms, tools, methods, processes, formulae, technical information, know-how, production protocols, product specifications, improvements, blue-prints and drawings owned and/or used by the Seller in the operation of the Subject Business, all Software and all other similar intellectual property rights or interests which are owned and/or used by the Seller in the operation of the Subject Business, including, without limitation, those items, if any, specifically listed on Schedule 5.1.7(a)(ii) attached hereto, shall hereinafter collectively be referred to as the “Intellectual Property”.  The Seller has made available to the Buyer prior to the Closing Date true correct and complete copies of all Registered Intellectual Property, and has made available to the Buyer prior to the Closing Date true, correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item of Registered Intellectual Property.

(b)

Schedule 5.1.7(b) attached hereto contains a complete list of: (i) all licenses and other Contracts granted by the Seller which create rights in any third Person regarding any item of the Intellectual Property; and (ii) all licenses and other Contracts granted to the Seller (excluding shrink-wrap, click-wrap, click-through or other similar Contracts with respect to off-the-shelf or personal computer software) which create rights in the Seller regarding any intellectual property rights owned by any third Person (hereinafter individually referred to as an “IP Contract” and collectively referred to as “IP Contracts”).

(c)

The Seller (i) is the sole and exclusive owner, free and clear of all Liens and claims whatsoever, of all right, title and interest in the Intellectual Property, and (ii) possesses the valid right to use in the Ordinary Course operation of the Subject Business all rights of the Seller under any IP Contract regarding any third Person’s intellectual property rights, free and clear of all Liens.  No current or former Employee, officer or consultant of the Seller has any right, title or interest in or to any of the Intellectual Property.

(d)

The Seller has paid all fees required to be paid as of the Closing Date to maintain validly the Registered Intellectual Property.  All registrations for the Registered Intellectual Property are in force and have not been abandoned, and all applications for the Registered Intellectual Property are active and currently pending.

(e)

Other than the Intellectual Property, there are no items of intellectual property that are material to the Subject Business.

(f)

There are no existing or, to the Seller’s Knowledge, threatened claims or Proceedings by any Person relating to the use by the Seller of the Intellectual Property, challenging its ownership of the same or challenging the validity or enforceability of the same.  None of the Intellectual Property is subject to any outstanding Order, written restriction, undertaking or agreement limiting the scope or use of the Intellectual Property or declaring any of it abandoned, invalid or unenforceable.

(g)

(i) The Seller is not infringing, misappropriating or otherwise violating in any material respect the intellectual property rights of any other Person; (ii) the Seller has not received any complaint, claim or other notice alleging that the operation of the Subject Business or any of the Intellectual Property is infringing, misappropriating or otherwise violating the intellectual property rights of any other Person; and (iii) to the Seller’s Knowledge, no other Person is infringing, misappropriating or otherwise violating the Intellectual Property.

(h)

Each item of Intellectual Property will, immediately subsequent to the Closing, be owned by the Buyer or available for use on such terms as are identical to those pursuant to which such Intellectual Property is owned or available for use by the Seller immediately prior to the Closing.

(i)

The Seller has taken commercially reasonable measures to safeguard and maintain the confidentiality of any and all trade secrets and other confidential information owned by or licensed to the Seller and used in the operation of the Subject Business (including entering into non-disclosure agreements with shareholders, officers, directors, Employees and other Persons given access by the Seller to such trade secrets and confidential information).  Schedule 5.1.7(i) attached hereto lists all non-disclosure agreements or similar confidentiality agreements in the form made available to the Buyer prior to the Closing Date between the Seller and any shareholders, officers, directors, Employees or other Persons given access by the Seller to trade secrets and/or other confidential information owned by or licensed to the Seller and used in the operation of the Subject Business.  To the Seller’s Knowledge, (A) none of the trade secrets or other confidential information owned by the Seller and used in the operation of the Subject Business has been disclosed or made available to any third Person except pursuant to an obligation of confidentiality set forth in a written agreement, and (B) the Seller has not violated in any material respect any obligation not to disclose any trade secrets or other confidential information of any third Person set forth in any written agreement to which the Seller is a party.

(j)

Schedule 5.1.7(j) attached hereto contains a complete list of the material information systems owned and/or used by the Seller in the operation of the Subject Business (including, but not limited to, computer systems, programs, networks, hardware, software, software engines, databases, operating systems, Internet websites and equipment used to process, store, maintain and operate data, information and functions used in, intended to be used in, or held for use in the Subject Business).

(k)

Schedule 5.1.7(k) attached hereto contains a complete list of (i) each Person who has authored any portion of the Software included in the Intellectual Property, (ii) the nature of each such Person’s relationship with the Seller, and (iii) all Contracts executed by each such Person for the benefit of the Seller with respect to any programs authored by such Person.

(l)

True, correct and complete copies of all algorithms, tools, Software, Object Code and related documentation incorporated in, used in and/or related to the Subject Business have been delivered to the Buyer prior to the Closing Date, and true, correct and complete copies of all Source Code incorporated in, used in and/or related to the Subject Business will be delivered to the Buyer at the Closing.  Such algorithms, tools, Software, Source Code, Object Code and related documentation are fully useable and understandable by individuals ordinarily skilled in computer programming and are sufficient to permit the maintenance and further development of all Software products related to the Subject Business.  Without limitation, the Source Code included in the Intellectual Property includes a full source language statement of the programs comprising all of the Software used in the Subject Business, including any support utilities which are not commercially available and which are required to build the Object Code from the Source Code.

(m)

With respect to the Software included in the Intellectual Property:

(i)

The Software performs substantially in accordance with its functional specifications and related documentation.  Schedule 5.1.7(m)(i) attached hereto contains a complete list of all known bugs, faults, defects or deficiencies relating to the Software (and the Source Code therefor).

(ii)

The Seller has not disclosed the Source Code for any of the Software or other confidential or proprietary information constituting, embodied in or pertaining to the Software to any Person other than Employees, consultants or other third Persons identified on Schedule 5.1.7(m)(ii) attached hereto who are bound by non-disclosure agreements in substantially the form disclosed to the Buyer prior to the Closing Date.  None of the Software has been placed in escrow or is subject to other arrangements pursuant to which the Source Code has been or could be delivered or disclosed to any third Person except for the Buyer.

(iii)

The Source Code therefor is true, correct and complete and matches exactly the Source Code of the versions of such Software deployed by the Seller in the market place as of the Closing Date.

(n)

Except for the IP Contracts, the Seller has not granted any license, franchise, permit or other right (including covenants not to sue) to any third Person to use any of the Intellectual Property.

5.1.8.

Financial Statements.  The Financial Statements attached hereto as Schedule 5.1.8 (a) are true, correct and complete, and fairly represent the financial condition of the Subject Business on the dates designated thereon and the results of operations for the periods designated therein, (b) were prepared in accordance with GAAP consistently applied throughout all of the periods covered therein (subject to customary year-end adjustments in the case of the interim Financial Statements), and (c) were prepared from, and are consistent with, the Records.

5.1.9.

Taxes.  All Tax returns, reports and forms required to be filed by the Seller prior to the Closing Date have been timely and properly filed, are true, correct and complete and properly reflect the Tax liability of the Subject Business.  The Seller has not requested any extension of time within which to file returns in respect of any Taxes or waived any statute of limitations in respect of Taxes.  No claim has ever been made by a Governmental Body in a jurisdiction where the Seller does not file Tax returns, reports or forms that the Seller is or may be subject to taxation by that jurisdiction.  All Taxes and withholding amounts due and payable by the Seller prior to the Closing (whether or not shown on any Tax return) will have been paid in full prior to the Closing.  The Seller has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third Person.  None of the Purchase Price is subject to any Tax withholding of any type.  No Tax deficiencies have been proposed or assessed against the Seller.  There are no pending or, to the Seller’s Knowledge, threatened Proceedings or claims for or relating to any liability in respect of Taxes and there are no matters under discussion with any Governmental Bodies with respect to Taxes that are likely to result in any Tax Lien upon any of the Subject Assets.  No Tax Liens have been filed on any asset owned by the Seller.  Schedule 5.1.9 attached hereto sets forth the most recent income, franchise or similar Tax return of the Seller for which an audit has been completed.  The Seller is not a party to any Tax sharing or Tax allocation agreement or any other agreement pursuant to which it is obligated to pay the Taxes of another Person.  The Seller has been a validly electing S corporation within the meaning of Section 1361 and Section 1362 of the Code at all times since inception, for federal income Tax purposes, and the Seller has no Knowledge of any basis for the revocation of the Seller’s S election for federal income Tax purposes.  The Seller has provided to the Buyer true, correct and complete copies of all Tax returns, reports and forms of the Seller for the Tax years ended December 31, 2005, December 31, 2006 and December 31, 2007.

5.1.10.

Applicable Contracts; Assumed Contracts.

(a)

Schedule 5.1.10 attached hereto contains a true, correct and complete list (corresponding with the corresponding subsection of this Paragraph 5.1.10) of all Applicable Contracts, including, without limitation, any Applicable Contract that:

(i)

is for the purchase or sale by or to the Seller of products, materials, supplies, goods, equipment or other assets or services that is for consideration of greater than One Thousand Dollars ($1,000) and cannot be cancelled without penalty by the Seller with less than thirty (30) days’ notice;

(ii)

is a real property lease;

(iii)

is a Capital Lease or a lease of personal property involving annual payments by the Seller of greater than One Thousand Dollars ($1,000);

(iv)

creates a partnership, joint venture or similar agreement which involves a strategic alliance with another Person or a sharing of revenues, profits, losses, costs or liabilities by the Seller with such Person;

(v)

is a sales representative, agency agreement, royalty arrangement or similar arrangement based upon the revenues or profits of the Seller;

(vi)

is an agreement with any current or former shareholder, officer, director or Employee of the Seller, other than a Plan;

(vii)

restricts the Seller from engaging, or competing with any Person, or soliciting the employees or customers of any Person, in any line of business;

(viii)

is with a Seller Related Party;

(ix)

relates to the acquisition or disposition of the Subject Business or any other business (whether by merger, purchase or sale of equity interests, purchase or sale of assets or otherwise);

(x)

relates to any indebtedness, any letter of credit, any security agreement or any Lien on the Subject Assets;

(xi)

is a Plan;

(xii)

is a guarantee of the payment or performance of any Person of any amount or obligation, other than endorsements for collection made in the Ordinary Course of Business; or

(xiii)

is a collective bargaining agreement (or similar labor contract) or litigation settlement agreement (or similar contract) covering any Employee.

(b)

True, correct and complete copies (or memoranda describing each with respect to oral agreements or plans and oral amendments and modifications) of each of the Applicable Contracts, and all amendments and modifications thereof, have been made available to the Buyer prior to the Closing Date.  Each Applicable Contract is valid, binding and in full force and effect (i) in accordance with its terms, or (ii) in the case of any Applicable Contract that has expired by its terms but that has continued to have been mutually honored and performed by the parties thereto, in accordance with the parties’ practices.  Neither the Seller nor, to the Seller’s Knowledge, any other Person who is a party to any Applicable Contract is in breach or default under any Applicable Contract (with or without the lapse of time, or the giving of notice, or both).  The Seller has not given or received from any other Person, any notice or other communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Applicable Contract or any termination or possible termination thereof.  There are no renegotiations of or attempts to renegotiate any material amounts paid or payable to the Seller under any Applicable Contract.

(c)

With respect to each Assumed Contract, either (i) such Assumed Contract is freely assignable and transferable to the Buyer, or (ii) the Seller has obtained on or prior to the Closing Date a Consent for such Assumed Contract.

5.1.11.

Products.  Since December 31, 2002, no claim for product liability relating to the Subject Business has been asserted against the Seller, and, to the Seller’s Knowledge, no event has occurred which might give rise to the assertion of any such claim.  To the Seller’s Knowledge, there is no deficiency or inadequacy in the manufacture, design or formulation of any of the products of the Subject Business which may result in any such claim.

5.1.12.

Product Warranties.  All products and services of the Subject Business manufactured and/or sold by the Seller (and the delivery thereof) prior to the Closing Date have been in conformity with all applicable contractual commitments and all expressed or implied warranties.  No liability for any warranty claim relating to the Subject Business has been asserted against the Seller for the repair or replacement thereof or other damages in connection with such services, sales or deliveries.  All product labeling of the Seller relating to the Subject Business is in conformity with all applicable Legal Requirements.  Copies of the standard terms and conditions of sale, delivery or lease of the Seller with respect to the Subject Business (including all warranty provisions) are attached hereto as Schedule 5.1.12.  To the Seller’s Knowledge, the product warranty reserve set forth on the interim Financial Statements, if any, is sufficient to cover obligations of the Seller for product warranty claims arising with respect to products manufactured or sold by the Seller prior to the Closing Date.

5.1.13.

Employees.  Schedule 5.1.13 attached hereto contains:

(a)

A list of all handbooks, manuals, Contracts, policies and/or procedures relating to the Employees, true, correct and complete copies of which have been made available to the Buyer prior to the Closing Date; and

(b)

A true, correct and complete list of all Employees as of the Closing Date, together with their job titles and rates of salary, wages or commissions as of the Closing Date.

To the Seller’s Knowledge, no Employee is obligated under any Contract (including licenses, covenants or commitments of any nature), or subject to any Order, that would interfere in any material respect with his or her duties to the Seller or that would conflict in any material respect with the Subject Business.

5.1.14.

Labor Practices.

(a)

The Seller is in compliance with all Legal Requirements applicable to the Employees, including, but not limited to, Legal Requirements relating to employment discrimination, family, medical and/or other employee leave, employee welfare and benefits and labor standards.  There is no basis for, and there are no pending or, to the Seller’s Knowledge, threatened claims, charges, complaints, causes of action, demands or liabilities by any past or present Employee that such Employee was subject to a wrongful discharge, any unlawful employment discrimination or unlawful harassment by the Seller or its management, a breach of contract (whether written or oral, express or implied) or tortious conduct of any type.

(b)

The Seller is not a party to any Contract with any union, labor organization, employee group, or other similar Person which affects the labor or employment of Employees, including, but not limited to, any collective bargaining agreements or labor contracts.  To the Seller’s Knowledge, none of the Employees are in the process of being organized by or into any labor unions or associations.  The Seller has not agreed to recognize any union or other collective bargaining unit, and no union or collective bargaining unit has been certified as representing any Employees.  The Seller has not been subject to a strike, slowdown or other work stoppage during the three (3) year period immediately preceding the Closing Date and, to the Seller’s Knowledge, there are no strikes, slowdowns or work stoppages threatened against the Seller.

(c)

No Employee has notified the Seller of his or her intentions to, or, to the Seller’s Knowledge, has otherwise threatened orally or in writing to, terminate his or her employment with the Seller.

(d)

The Seller is, and at all times has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986.

(e)

Schedule 5.1.14 attached hereto sets forth a true, correct and complete (i) list of each former Employee whose employment has been terminated since December 31, 2006, (ii) list of any severance or separation agreements executed by each such Employee, and (iii) description of any pending Proceedings arising out of each such Employee’s employment or termination.

5.1.15.

Plans.

(a)

Schedule 5.1.15 attached hereto contains a true, correct and complete list of all Plans.  Neither the Seller nor any ERISA Affiliate has a formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan.

(b)

No Plan listed on Schedule 5.1.15 is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413 of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), and neither the Seller nor any ERISA Affiliate has ever contributed to, maintained, been obligated to contribute to or maintain, or been a member of any such plan or arrangement.

(c)

No Plans are or have been covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and neither the Seller nor any ERISA Affiliate has ever contributed to, maintained or been obligated to contribute to or maintain any such Plan.

(d)

The Seller has made available to the Buyer prior to the Closing Date true, correct and complete copies of the following documents:  (i) to the extent applicable, all plan documents, amendments and trust agreements relating to each Plan, including, without limitation, any insurance contracts under which benefits are provided, as currently or most recently in effect; (ii) to the extent applicable, the most recent annual and periodic accountings of plan assets; (iii) to the extent applicable, the most recent IRS notification, opinion or determination letter relating to any Plan which is intended to be qualified under Section 401(a) of the Code; (iv) to the extent such reports were required, all annual reports filed on Form 5500 or 5500C/R, as applicable, for the most recent plan year for which such Form is currently required; and (v) the current summary plan description (if any is required by ERISA to be prepared and distributed to participants) for each Plan.

(e)

Full payment has been made of all amounts which the Seller is required to pay under the terms of each of the Plans for the most recent plan year thereof ended prior to the Closing Date, and all such amounts payable with respect to the portion of the current plan year ending on the Closing Date will be paid by the Seller on or prior to the Closing Date.

(f)

Each of the Plans conforms to, and has been operated and administered in accordance with, all applicable Legal Requirements, including, but not limited to, ERISA and the Code.  Each of the Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and is the subject of a currently effective favorable determination letter issued by the IRS with respect to the qualification of such Plan under the Code, or, in the alternative, the Seller (or any ERISA Affiliate, as applicable) is entitled to rely on a favorable opinion or advisory letter issued to the sponsor of each master and prototype Plan pursuant to Section II of Internal Revenue Service Announcement 2001-77.

(g)

Neither the Seller nor any ERISA Affiliate, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction in connection with the Seller, any ERISA Affiliate, any trustee or administrator of any such trust, or any Person dealing with any Plan or any such trust, which could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed pursuant to Section 4975 of the Code.  There are not pending or, to the Seller’s Knowledge, threatened claims by or on behalf any of the Plans by any employee or beneficiary covered under any such Plan or otherwise involving any such Plan (other than routine claims for benefits) and there have not been any “prohibited transactions” within the meaning of ERISA or the Code with respect to any Plan.  No Plan, nor any trust which serves as a funding medium for any such Plan is, to Seller’s Knowledge, currently under examination by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court, other than applications for determinations pending with the IRS.

(h)

No Plan provides post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits or has any obligation under any plan that provides such benefits, except to the extent of the continuation coverage rules as provided under Sections 601 through 608 of ERISA (“COBRA”), Section 4980B of the Code or any similar applicable state Legal Requirement.

(i)

Neither the execution of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the Closing Date, (ii) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the Plans, or (iii) except with respect to benefits accrued on or prior to Closing, limit or restrict the right of the Seller (or any ERISA Affiliate, as applicable) or, after the consummation of the transactions contemplated hereby, the Buyer to merge, amend or terminate any of the Plans.

5.1.16.

Events Since Letter of Intent Date.  The Seller has conducted the Subject Business since the Letter of Intent Date in the Ordinary Course consistent with past practices.  Without limiting the generality of the foregoing, since the Letter of Intent Date, the Seller:

(a)

Has not suffered any Material Adverse Effect, nor has there occurred any event, occurrence, development or set of circumstance or facts that is likely to give rise to a Material Adverse Effect;

(b)

Has used, preserved and maintained the Subject Assets, including, without limitation, the Source Code included in the Intellectual Property and the servers (and the contents thereon) included in the Subject Tangible Assets, on a basis consistent with past practices;

(c)

Has maintained all insurance covering any of the Subject Assets or the Subject Business (including those insurance policies listed on Schedule 5.1.17 attached hereto) in full force and effect through the close of business on the Closing Date;

(d)

Has purchased supplies in accordance with current production schedules and in quantities and qualities consistent with past practices and not in excess of the reasonable requirement of the Subject Business;

(e)

Has paid all debts and obligations incurred by the Seller in the operation of the Subject Business as the same became due and payable;

(f)

Has maintained its books, accounts and records in the usual manner and on a basis consistent with past practices;

(g)

Has not made any capital expenditures, or commitments with respect thereto (including, without limitation, Capital Leases), other than commitments for capital expenditures not in excess of Five Thousand Dollars ($5,000) for individual items and not in excess of Ten Thousand Dollars ($10,000) in the aggregate;

(h)

Has not sold, transferred, leased or otherwise disposed of or agreed to sell, transfer, lease or otherwise dispose of any material assets or properties of the Subject Business (other than sales of Inventory made in the Ordinary Course of Business) or canceled or compromised, or agreed to cancel or compromise, any debt or claim, or waived or released, or agreed to waive or release, any right of substantial value relating to the Subject Business or its assets;

(i)

Has not committed any act or omitted to do any act, or permitted any act or omission to act, which will or may cause a breach of any Applicable Contract or made or agreed to make any modification or amendment to any of the Applicable Contracts or terminated or agreed to terminate any Applicable Contract;

(j)

Has not reduced the prices charged for the Subject Business’ services or products, increased the prices charged for the Subject Business’ services or products or changed the Subject Business’ credit policies;

(k)

Has not made or agreed to make any direct or indirect change (including any general increase) in the rate of compensation, commission, bonus or other remuneration payable, or granted any severance or termination pay to, or increased benefits payable under any existing severance or termination pay policies to, or entered into or modified any employment agreements with any of the Seller’s Employees, agents and/or representatives;

(l)

Has not agreed to increase the current base salary, commission, bonus or benefits of any Employee other than normal merit increases and bonuses to such Employees in accordance with the historical practices and existing compensation policies of the Seller;

(m)

Has not adopted or amended or increased compensation or benefits payable under, or taken any actions which might result in an adverse tax or other consequence with respect to, any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, collective bargaining agreement or other plan, agreement, trust, fund or arrangement for the benefit of any employee or class of employees;

(n)

Has not mortgaged, pledged or subjected to, or agreed to mortgage, pledge or subject to, any Lien or any other restriction on any of the Subject Assets;

(o)

Has not assumed, incurred or guaranteed any indebtedness other than indebtedness for accounts payable or to trade creditors incurred in the Ordinary Course of Business in connection with obtaining materials or services, or modified the terms of any existing indebtedness, and have maintained accounts payable and expenses at historical levels and made payments in accordance with past and prudent business practices;

(p)

Has not transferred or granted, or agreed to transfer or grant, any rights under, or entered into or agreed to enter into, any settlement regarding the breach or infringement of any Intellectual Property or similar rights relating to the Seller, the Subject Business or the Subject Assets or modified or agreed to modify any existing rights with respect thereto;

(q)

Has not amended the Seller’s Organizational Documents; and

(r)

Has not made any material change in the accounting methods used by the Seller.

5.1.17.

Insurance.  The Seller maintains policies of fire and casualty, liability and other forms of commercial insurance and bonds in such amounts, with such deductibles, and against such risks and losses as are commercially reasonable for the Subject Business and the Subject Assets.  Such insurance policies, when taken together, (a) provide adequate insurance coverage for the Subject Assets and operation of the Subject Business; (b) are sufficient for compliance with all Legal Requirements and Contracts to which the Seller is a party or by which the Seller is bound; (c) will continue in full force and effect following the consummation of the transactions contemplated hereby; and (d) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Seller.  The Seller has paid all premiums due and has otherwise performed all of its obligations under each insurance policy to which the Seller is a party.  A true, correct and complete list of all such insurance and bonds currently maintained by the Seller is attached hereto as Schedule 5.1.17.  With respect to each such insurance policy, Schedule 5.1.17 lists (i) the name of each insurer, the name of the policy holder and the name of each covered insured, and (ii) the policy number, the period of coverage, the coverage amounts, limitations on coverage and any premium and retention amounts or deductibles.  Each such insurance policy is valid, binding and in full force and effect, and the Seller has not received notice of and does not otherwise have Knowledge of any cancellation or threat of cancellation of any such insurance policy or bond.  Schedule 5.1.17 also sets forth all property damage, personal injury, workers’ compensation, products liability or other claims that have been made against the Seller or the Seller’s insurance policies in the five (5) years preceding the Closing Date or which are pending against the Seller or the Seller’s insurance policies or, to the Seller’s Knowledge, threatened against the Seller or any of the Seller’s insurance policies.  The Seller has given notice to the insurer under each insurance policy of any claims that may be insured thereby.  There is no such insurance policy as to which the total incurred losses to date equal or exceed fifty percent (50%) or more of the coverage limit.  Schedule 5.1.17 also sets forth a true, correct and complete list of any self-insurance arrangements by or affecting the Seller including any reserves established thereunder and all Contracts or arrangements, other than policies of insurance, for the transfer or sharing of any risk by the Seller.

5.1.18.

Environmental Matters.

(a)

The Seller is in material compliance with all Environmental Laws applicable to the Subject Business, the Subject Assets and the Owned Real Property and operations thereon.  There is no civil, criminal or administrative action, suit or proceeding pending or, to the Seller’s Knowledge, threatened against the Seller relating to or arising from any Environmental Laws.

(b)

The Seller has not received any verbal or written notice of and otherwise has no Knowledge of any civil, criminal or administrative actions, suit, citation, summons, complaint, notice of violation or proceeding pending or threatened against the Seller relating to or arising from any Environmental Laws.

(c)

The Seller has all material Permits necessary for its activities and operations of the Subject Business, the Subject Assets and at the Owned Real Property, and the Seller is in material compliance with such Permits.

(d)

The Seller has not received written or oral notice from any Governmental Body that it is a potentially responsible party for a federal or state environmental cleanup site or for corrective action or any information request under any applicable Environmental Law.

5.1.19.

Compliance with Legal Requirements; Governmental Authorizations.  The Seller has complied with each Legal Requirement that is applicable to it for the conduct or operation of the Subject Business or the ownership or use of the Subject Assets.  No event has occurred or circumstances exist (with or without notice or lapse of time) that may constitute or result in a violation by the Seller of, or failure on the part of the Seller to comply with, any Legal Requirement.  The Seller has not received a notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement.  Schedule 5.1.19 attached hereto contains a complete and accurate list of each Governmental Authorization that is held by the Seller.  Each such Governmental Authorization is valid and in full force and effect.  The Seller has complied with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 5.1.19.  No event has occurred or circumstances exist that may (with or without notice or lapse of time) (a) constitute or result directly or indirectly in a violation of or a failure to comply with a term or requirement of any Governmental Authorization, or (b) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or modification to, any Governmental Authorization.

The Seller has not received any notice or other communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization.  The Governmental Authorizations listed on Schedule 5.1.19 constitute all of the Governmental Authorizations necessary to permit the Seller to conduct and operate lawfully the Subject Business in the manner in which it is currently conducted and to permit the Seller to own and use the Subject Assets in the manner in which it currently owns and uses the Subject Assets.

5.1.20.

Customers; Suppliers; Dealers.  Schedule 5.1.20 attached hereto sets forth, with respect to each of the last two (2) fiscal years of the Seller and with respect to the four (4) month period ended April 30, 2008, a list of the ten (10) largest (based on dollar amounts purchased from the Seller) customers of the Subject Business for each such fiscal year or period and the dollar amount derived from each of them during such fiscal year or period.  Schedule 5.1.20 attached hereto also sets forth, with respect to the current fiscal year of the Seller, a list of the three (3) largest (based on dollar amounts purchased by the Seller) suppliers of the Subject Business for such fiscal year and the dollar amount paid to each of them during such fiscal year.  The Seller has no reason to believe nor has received no notice or indication (whether written or oral) of the intention of any of the customers or suppliers of the Subject Business to cease doing business or reduce in any material respect the business transacted with the Subject Business or to terminate or modify any Contracts with the Seller (whether upon consummation of the transactions contemplated hereby or otherwise), and to the Seller’s Knowledge, no circumstances or facts exist as of the Closing Date that, more likely than not, will result in any customer or supplier of the Subject Business ceasing to do business or reducing in any material respect the business transacted with the Subject Business or terminating or modifying any Contract with the Seller within twelve (12) months after the Closing Date.  The dealer lists of the OEM customers of the Subject Business included in the Subject Assets (i) are true, correct and complete, and (ii) are consistent with the Records.

5.1.21.

Brokers; Agents.  The Seller has not dealt with any agent, finder, broker or other representative in any manner which could result in the Buyer being liable for any fee or commission in the nature of a finder’s fee or originator’s fee in connection with the subject matter of this Agreement.

5.1.22.

Relationships with Related Parties.  Except as set forth on Schedule 5.1.22 attached hereto, neither any shareholder of the Seller nor any Affiliate or Related Person of any such shareholder (each, a “Seller Related Party”) (a) has, or, to the Seller’s Knowledge, has had, any interest in any property being used in or pertaining to the Subject Business, (b) is, or, to the Seller’s Knowledge, has owned an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Seller, or (ii) engaged in competition with the Seller with respect to any line of products or services of the Subject Business, or (c) is a party to any Contract with, or to the Seller’s Knowledge, has any claim or right against, the Seller.  The Seller has not given any guarantees or assumed any obligations of, nor has the Seller incurred any indebtedness or other payment obligations to, any Seller Related Party, and no Seller Related Party has incurred any indebtedness or payment obligations to the Seller.  Schedule 5.1.22 sets forth a list of each transaction between the Seller and any Seller Related Party in the twenty-four (24) months immediately preceding the Closing Date, other than Ordinary Course transactions undertaken in the course of or compensation and employee benefit payments as a result of employment of a Seller Related Party with the Seller.  All matters referenced in this Paragraph 5.1.22 have been conducted on an arms’ length basis and accurately reflected in the Records.

5.1.23.

Accounts Payable.  All accounts payable and accrued expenses of the Subject Business have been incurred and, to the extent paid prior to the Closing, have been paid in the Ordinary Course of Business consistent with sound business practices.

5.1.24.

No Undisclosed Liabilities.  Except for the Assumed Liabilities, there are no liabilities of the Subject Business existing as of the Closing Date of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, for which the Buyer will be or will become liable.

5.1.25.

Investment Purpose.  The Seller is acquiring the Buyer Stock, the Ninety Day Note and the One Year Note (collectively, the “Securities”) for investment only and for the Seller’s own account, and not with a view to resale or other disposition thereof.  The Seller is capable of evaluating the merits and risks of an investment in the Securities.  The Seller acknowledges that the Securities are not registered under the Securities Act or any state securities laws in reliance upon one or more exemptions from the registration requirements made available under such laws.  The Seller covenants and agrees that it will not offer, sell or otherwise transfer the Securities unless and until the Securities are registered pursuant to the securities laws of all applicable jurisdictions, or unless the disposition thereof is otherwise exempt from registration thereunder, including, but not limited, pursuant to Rule 144 of the Securities Act which generally (subject to the conditions therein) would allow Seller to sell the Buyer Stock after the first anniversary of the Closing Date.  In the event the Buyer Stock is proposed to be transferred pursuant to an exemption from registration, such proposal must be accompanied by an opinion of counsel reasonably satisfactory to the Buyer to the effect that such transfer complies with applicable securities laws.  The Seller has been directed by the Buyer to review the Buyer’s most recent annual report on Form 10-KSB, three (3) most recent quarterly reports on Form 10-QSB and any Forms 8-K filed since the beginning of the Buyer’s current fiscal year, all of which have been filed publicly and can be found on the Buyer’s website (www.arinet.com) or the website of the Securities and Exchange Commission (www.sec.gov), and has been told that the Buyer will provide written copies of such reports to the Seller, free of charge, upon request.

5.1.26.

Complete Disclosure.  No warranty, representation or statement made by the Seller in this Agreement, any Ancillary Agreement or any agreement, instrument, certificate, statement or other document furnished by or on behalf of the Seller that is required to be delivered pursuant to Paragraph 4.1(i), above, at or prior to the Closing in connection herewith or therewith contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

5.2.

Exclusive Representations.  The representations and warranties set forth in this Article V (as well as any representations and warranties of the Seller expressly set forth in the

Ancillary Agreements) are the sole representations and warranties made to the Buyer by the Seller in connection with the sale of the Subject Business.  Without limitation to the foregoing sentence, the Buyer is not entitled to rely on any representations, warranties or statements made to the Buyer by Grice unless such representations, warranties or statements are set forth in this Agreement or the Ancillary Agreements.

5.3.

Warranties Survive Closing.  Notwithstanding any investigation by or information supplied to the Buyer, the warranties and representations of the Seller contained in this Agreement, the Exhibits attached hereto and the Disclosure Schedules shall be true and correct on the date hereof and on the Closing Date and shall survive the Closing until the second anniversary of the Closing Date; provided, that (a) the warranties and representations contained in the first sentence of Paragraph 5.1.1 (Incorporation and Good Standing), Paragraph 5.1.2 (Authority of Seller), Paragraph 5.1.3 (No Conflict), the first two (2) sentences of Paragraph 5.1.4 (Title to the Subject Assets), the third sentence of Paragraph 5.1.5 (Title to the Building), Paragraph 5.1.7(c) (Title to the Intellectual Property), Paragraph 5.1.9 (Taxes), Paragraph 5.1.15 (Plans), Paragraph 5.1.18 (Environmental Matters), Paragraph 5.1.21 (Brokers; Agents) and Paragraph 5.1.25 (Investment Purpose), above, and any warranties and representations intentionally misrepresented shall not expire until the third anniversary of the Closing.  Any claim for indemnification under clause (a) of Paragraph 10.1, below, made in writing prior to the expiration of such applicable survival period, and the rights of indemnity with respect thereto, shall survive such expiration until resolved or judicially determined; and any such claim not so made in writing prior to the expiration of such applicable survival period shall be deemed to have been waived.

ARTICLE VI
Warranties and Representations of the Buyer

6.1.

Warranties and Representations.  The Buyer hereby warrants and represents to the Seller as of the date hereof and as of the Closing Date, which warranties and representations shall survive the Closing for the period set forth in Paragraph 6.3, below, as follows:

6.1.1.

Corporate Matters.  The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wisconsin.  The Buyer has the power and authority to own or lease its properties and assets and to carry on all business activities currently conducted by it.

6.1.2.

Authority of Buyer.  The Buyer has the right, power and authority to enter into this Agreement and the Ancillary Agreements to which the Buyer is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is a party have been approved by the Board of Directors of the Buyer.  This Agreement has been, and each Ancillary Agreement to which the Buyer is a party will be, duly and validly executed and delivered by the Buyer, and this Agreement and such Ancillary Agreements are and shall constitute valid and legally binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms.

6.1.3.

No Conflict.  Neither the execution, delivery and performance by the Buyer of this Agreement or any of the Ancillary Agreements to which the Buyer is a party nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly: (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Buyer; (b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain relief under, any Legal Requirement or any Order to which the Buyer may be subject; or (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Contract to which the Buyer is subject.  No action, consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Body or other third party is required to be obtained or made in connection with the execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is a party or the consummation by the Buyer of the transactions contemplated hereby and thereby.

6.1.4.

Buyer Stock.  When issued pursuant to the terms and conditions of this Agreement, the Buyer Stock will be validly issued, fully paid and nonassessable, and will be free from any Liens or other restrictions other than the restrictions set forth in this Agreement and the Escrow Agreement and the restrictions prescribed under Rule 144 of the Securities Act.

6.2.

Exclusive Representations.  The representations and warranties set forth in this Article VI (as well as any representations and warranties of the Buyer expressly set forth in the Ancillary Agreements) are the sole representations and warranties made to the Buyer by the Seller in connection with the purchase of the Subject Business.

6.3.

Warranties Survive Closing.  Notwithstanding any investigation by or information supplied to the Seller, the warranties and representations of the Buyer contained herein shall be true and correct on the date hereof and on the Closing Date and shall survive the Closing for a period of two (2) years after the Closing Date; provided, that the warranties and representations contained in the first sentence of Paragraph 6.1.1 (Incorporation and Good Standing), Paragraph 6.1.2 (Authority of Buyer), Paragraph 6.1.3 (No Conflict) and Paragraph 6.1.4 (Buyer Stock), above, and any warranties and representations intentionally misrepresented shall not expire until the third anniversary of the Closing, and the Buyer hereby waive all applicable statutory limitation periods with respect thereto.  Any claim for indemnification under clause (a) of Paragraph 10.3, below, made in writing prior to the expiration of such applicable survival period, and the rights of indemnity with respect thereto, shall survive such expiration until resolved or judicially determined; and any such claim not submitted in writing prior to the expiration of such survival period shall be deemed to have been waived.

ARTICLE VII
Disclosure Schedules and Exhibits

Any reference to a paragraph or subparagraph in the Disclosure Schedules and/or the Exhibits attached hereto refers to the paragraphs and subparagraphs of this Agreement, unless the context requires otherwise; provided, however, a particular matter disclosed in any paragraph or subparagraph of the Disclosure Schedules or the Exhibits attached hereto that a reasonable buyer would infer, based on the location and express content of such disclosure, qualifies another paragraph or subparagraph of this Agreement shall also be deemed to qualify such other paragraph or subparagraph of this Agreement.  All capitalized terms used in the Disclosure Schedules and the Exhibits attached hereto and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement.  The Disclosure Schedules and the Exhibits attached hereto shall not vary, change or alter the literal meaning of the warranties and representations of the Seller contained in this Agreement, other than creating exceptions thereto which are directly responsive to the language of the warranties and representations contained in this Agreement.

ARTICLE VIII
Mutual Covenants

The Seller and the Buyer (and for purposes of Paragraph 8.8, below, Bessent) covenant and agree as follows:

8.1.

Cooperation.  The Buyer and the Seller shall cooperate with each other and shall cause their respective Representatives to cooperate with each other after the Closing to ensure the orderly transition of the ownership of the Subject Business from the Seller to the Buyer and to minimize any disruption to the Subject Business that might result from the transactions contemplated hereby.

8.2.

Records.

(a)

On the Closing Date, the Seller will deliver or cause to be delivered to the Buyer all original Records in the possession or control of the Seller.

(b)

After the Closing, upon reasonable written notice, the Buyer and the Seller agree to furnish or cause to be furnished to each other and their respective Representatives access, during normal business hours, to such information (including Records pertinent to the Subject Business) and assistance relating to the Subject Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms or the defense of any Tax claim or assessment; provided, however, that such access does not unreasonably disrupt the normal operations of the Subject Business.

8.3.

Publicity.  The Seller and the Buyer agree that the Buyer shall have the sole right, subject to the approval of the Seller, which approval shall not unreasonably be withheld, to determine what, if any, public release or announcement concerning the transactions contemplated hereby shall be made after the Closing, except as any such release or announcement by the Seller may be required by any Legal Requirement, in which case the Seller shall allow the Buyer reasonable time to comment on such release or announcement in advance of such issuance.

8.4.

Execution of Additional Documents.  From time to time, as and when requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement.

8.5.

Consents.  In the event any assignment, approval or Consent for an Assumed Contract is not obtained on or prior to the Closing Date, and the Buyer elects to consummate the transactions contemplated hereby despite the Seller’s failure or inability to obtain such assignment, approval or Consent, the Seller shall continue to use commercially reasonable efforts to obtain any such assignment, approval or Consent after the Closing Date.  Until such time as such assignment, approval or Consent has been obtained, the Seller will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Subject Business shall continue to receive interest in the benefits under any such Contract; provided, however, that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor if such Consent, approval or assignment had been obtained.

8.6.

Accounts Receivable.  If, after the Closing, the Seller receives any payment on any Subject Receivable, then the Seller shall promptly remit the amount thereof to the Buyer.  The Buyer shall have the right and option, exercisable at any time within six (6) months after the Closing Date, to reassign to the Seller any Subject Receivable that is not collected in full by the Buyer within one hundred twenty (120) days after the Closing Date; and upon any such reassignment, the Seller shall promptly reimburse the Buyer for the outstanding face amount of the Subject Receivable so reassigned.  If, after the Closing, the Buyer receives any payment on any Excluded Receivable, then the Buyer shall promptly remit the amount thereof to the Seller.

8.7.

Employees.

(a)

In the event that the Buyer, in its sole discretion, elects to offer employment to any Employees after the Closing Date, the Seller shall cooperate with the Buyer, upon the Buyer’s request and at the Buyer’s expense, in the Buyer’s efforts to hire such Employees.  All Employees who accept the Buyer’s offer of employment and commence employment with the Buyer on the day immediately following the Closing Date shall sometimes be referred to herein individually as a “Transferred Employee” and collectively as the “Transferred Employees”.  The Seller agrees to provide prompt notice of termination of employment to all Transferred Employees effective as of the end of business on the Closing Date and shall comply with all applicable Legal Requirements relating to such termination of employment.  Notwithstanding the foregoing, the parties hereto acknowledge and agree that (i) the Buyer shall have no obligation to hire any Employee, and (ii) any Transferred Employee’s employment with the Buyer shall be subject (as a condition precedent to employment) to the execution by such Transferred Employee of all agreements and other documentation requested by the Buyer.

(b)

With respect to each Employee (including, but not limited to, each Transferred Employee), the Seller shall be responsible for the payment, when due, of all accrued salaries, wages, commissions, bonuses and vacation pay earned up to and through the Closing Date.  Without limitation to the foregoing, Seller shall pay out to all Employees their accrued vacation balances as of the Closing Date; provided, that the parties acknowledge that the Seller has not yet finally confirmed the final vacation balances as of the Closing Date.  The Seller shall be responsible for the payment of any claims for severance benefits by any Employee arising as a result of any termination of employment occurring on or prior to the Closing Date in accordance with the terms of any severance plan or policy the Seller has, or had, covering any Employees, or as otherwise may be due.  The Seller shall reimburse Employees for all travel expenses and other business-related expenses arising prior to the Closing and for which they are properly entitled to reimbursement from the Seller.

(c)

The Seller shall be responsible for the administration and payment of all claims, losses, damages and expenses (including, without limitation, reasonable attorneys’ fees) and other liabilities and obligations relating to or arising out of all workers’ compensation claims (whether characterized as medical or indemnity) of Employees (i) pending as of the Closing Date, or (ii) made days after the Closing Date if the injury report completed by the Employee claims an injury date or onset of a condition causing an injury prior to the Closing Date.

(d)

The employee benefits, policies and programs and the compensation policies and programs (including, without limitation, any retirement plans) for which Employees were eligible or participated in prior to the Closing Date shall be the sole responsibility and obligation of the Seller, and the Buyer shall have no responsibility for any liabilities or obligations under such employee benefits, policies and programs and/or such compensation policies and programs.  The Seller shall be solely liable and responsible for meeting and satisfying all liabilities and obligations to Employees under the terms of such employee benefits, policies and programs and such compensation policies and programs.

8.8.

Operation of the Seller.  Until the first (1st) anniversary of the Closing Date, the Seller hereby covenants and agrees not to, and Bessent hereby covenants and agrees to cause the Seller not to, (a) liquidate or dissolve, (b) make any distribution of assets to any of its shareholders unless the Seller retains at least One Million Nine Hundred Thousand Dollars ($1,900,000) of Book Value after such distribution, or (c) sell, transfer or otherwise dispose of, or allow the attachment of any Liens in excess of One Million Two Hundred Thousand Dollars ($1,200,000) in the aggregate to, the Owned Real Property, provided, that the Owned Real Property (i) may be sold during such period if all of the proceeds of such sale are retained in the Seller (without any Lien on such proceeds) until the first anniversary of the Closing Date, and (ii) shall be sold by the Company to a third party in an arms-length transaction as quickly as reasonably possible at fair market value, and Bessent shall cause such sale to occur, if prior to the first anniversary of the Closing, the Buyer incurs Losses pursuant to Paragraph 10.1 or Paragraph 10.2, below, in excess of the cash held by the Seller as of the date the Buyer delivers the Claims Notice relating to such Losses.  For purposes of this Paragraph 8.8, the “Book Value” of the Seller shall mean, as of any valuation date, the excess of the fair market value of the Seller’s assets over its liabilities (which liabilities shall include any Liens on the assets), and “fair market value” shall mean the price at which a prudent Buyer would purchase the applicable assets from the Seller without compulsion as of the valuation date.  If the Buyer and the Seller disagree with respect to the computation of Book Value at any time, they should promptly retain a mutually agreeable appraiser to determine Book Value as of the applicable time, which determination shall be binding hereunder.  Seller shall, and Bessent shall cause Seller to, pay all of the Cash Purchase Price received by the Seller (net of any distributions paid by the Seller to its shareholders in an amount equal to the income Tax incurred by such shareholders as a result of the Seller’s receipt of the Cash Purchase Price paid) as promptly as it is received to M&I Bank in partial payment of its secured mortgage loan and secured letter of credit both of which are secured by a mortgage on the Owned Real Property.  Notwithstanding the foregoing, until the third (3rd) anniversary of the Closing, in the event the Seller liquidates, dissolves, transfers substantially all of its assets, merges or has more than fifty percent (50%) of its voting equity owned by a person other than Bessent (any such event hereinafter referred to as a “Material Transaction”) (including, without limitation, at any time prior to the first (1st) anniversary of the Closing Date in violation of the provisions of this Paragraph 8.8), each of Bessent and the Seller shall (as a condition precedent to such Material Transaction) (i) provide the Buyer with at least fourteen (14) days prior notice of the Material Transaction, and (ii) cause the successor-in-interest to the Seller to assume all of the Seller’s obligations under this Agreement and all Ancillary Agreements to which the Seller is a party, including, without limitation, the covenants set forth in the foregoing clauses in this Paragraph 8.8, the covenants set forth in Paragraph 8.9, below, and the indemnification obligations set forth in Article X, below.

8.9.

Insurance.  The Seller acknowledges that it is not assigning to the Buyer any of the Seller’s insurance policies that relate, directly or indirectly, to the Subject Business.  The Seller hereby covenants and agrees that it shall maintain, at the Seller’s cost, for a period of three (3) years after the Closing Date coverage of the Seller with respect to all pre-Closing occurrences and losses relating, directly or indirectly, to the Subject Business, either under the existing insurance policies of the Seller identified on Schedule 5.1.17 attached hereto or under replacement “tail” policies with reputable insurance carrier(s) providing equivalent coverage to the coverage provided under such existing policies.

8.10.

P.O. Box.  If, after the Closing, the Seller receives in the United States Post Office Box Number 620 in Hartland, Wisconsin (the “P.O. Box”) any data, correspondence or other information relating to the Subject Business, then the Seller shall forward such data, correspondence and/or other information to the Buyer within one (1) business day of receipt by the Seller unless the Buyer notifies the Seller that Buyer desires to pick up such data, correspondence or information from Seller.

8.11.

Shared Customers.  The Buyer and the Seller shall jointly notify all customers that are shared by the Subject Business and the Excluded Microfiche Business, including, without limitation, Electrolux, but excluding Whirlpool, that they should simultaneously send to the Seller from time to time after the Closing, a copy of all data sent to the Subject Business to the extent such data is necessary for the Excluded Microfiche Business.  If, after the Closing Date, the Buyer receives any data relating to the Excluded Microfiche Business from Whirlpool and Whirlpool is still a customer of the Excluded Microfiche Business, then the Buyer shall, at the Buyer’s cost, promptly convert such data and forward such converted data to the Seller.  In the event the Seller shall reasonably require after the Closing Date any records related to any such shared customer of the Subject Business and the Excluded Microfiche Business that are included in the Records received by the Buyer in connection with the Closing, then, upon receipt of a reasonably itemized written request of the Seller, the Buyer shall promptly send to the Seller, at the Seller’s cost, copies of such requested records.

8.12.

Excluded Microfiche Business.  Seller shall continue to operate the Excluded Microfiche Business in the ordinary course of business for a period of one (1) year after the Closing Date.  In the event the Seller desires at any time after the Closing Date (a) to sell, transfer or otherwise dispose of (either directly, or indirectly by a merger or transfer of more than fifty percent (50%) of the equity of the Seller), or (b) to dissolve or otherwise cease operation of the Excluded Microfiche Business, the Seller shall first provide the Buyer with written notice of its desired intentions, and the Buyer shall thereafter have the right of first refusal during the ninety (90) day period after its receipt of such notice to elect in writing to acquire from the Seller substantially all of the assets employed by the Seller in connection with the operation of the Excluded Microfiche Business.  The purchase price to be paid by the Buyer for the Excluded Microfiche Business shall equal (i) in the event of a proposed sale or transfer of the Excluded Microfiche Business, the bona fide price offered in good faith by the third party offering to purchase the business, or (ii) in the case of the proposed dissolution or cessation of the Excluded Microfiche Business, Five Thousand Dollars ($5,000).  In the event the Buyer so elects to acquire the assets of the Excluded Microfiche Business, the Buyer and the Seller shall use their good faith efforts to consummate such acquisition within ninety (90) days after the Seller’s receipt of the Buyer’s written election (or such other time period as the parties may mutually agree).  Notwithstanding the foregoing provisions of this Paragraph 8.12, the right of first refusal set forth herein shall not apply to a sale or transfer of the Excluded Microfiche Business to an entity that has more than fifty percent (50%) of its voting securities owned by Bessent.

ARTICLE IX
Non-Competition; Confidential Information

9.1.

Non-Competition.  Each of the Seller and Bessent acknowledges and agrees that at no time for a period of five (5) years after the Closing Date shall it or he, in any capacity, either directly or indirectly (including, without limitation, through an Affiliate) do any of the following:

(a)

Acquire an ownership interest in any “Competitor” (as defined below) (except as the holder of not more than two percent (2%) of the equity securities of a publicly held enterprise as long as such holder does not render advice or assistance to such enterprise);

(b)

Work for, render advice or assistance to or otherwise engage in or enter into any aspects of the business of any Competitor;

(c)

Contact, solicit or entice, or attempt to contact, solicit or entice, any customer or Prospective Customer (as defined below) of the Subject Business or any of its Affiliates so as to cause, or attempt to cause, any of said customers or Prospective Customers not to do business with the Subject Business or any of its Affiliates or to purchase products or services sold by the Subject Business or any of its Affiliates from any source other than the Subject Business or any of its Affiliates;

(d)

Contact, solicit or entice, or attempt to contact, solicit or entice, any supplier of the Subject Business or any of its Affiliates with the purpose or effect of causing such supplier not to do business with, or to reduce its business with, the Subject Business or any of its Affiliates; or

(e)

Induce, or attempt to induce, any person who is currently an employee, consultant or manufacturer’s representative of the Subject Business or any of its Affiliates to leave the employ of, or terminate his or her engagement with, the Subject Business or any of its Affiliates and/or to accept employment or engagement elsewhere.

For purposes of this Paragraph 9.1, (i) the term “Competitor” shall mean any business, incorporated or otherwise, which makes, sells or offers goods, products or services within the states, provinces or similar territorial units in North America and Europe where the Subject Business does business competitive with those manufactured, sold or offered by the Subject Business or any of its Affiliates (other than the Excluded Microfiche Business) as of the Closing Date, and (ii) the term “Prospective Customer” shall mean any potential customer of the Subject Business within the states, provinces or similar territorial units in North America and Europe where the Subject Business does business.

9.2.

Non-Disclosure of Confidential Information.  Each of the Seller and Bessent acknowledges and represents that it or he has neither used nor disclosed Confidential Information (as hereinafter defined) except for the benefit of the Subject Business and in the Ordinary Course of Business.  Each of the Seller and Bessent acknowledges that at no time for a period of five (5) years after the Closing Date shall it or he disclose any Confidential Information to anyone other than to employees and Representatives of the Buyer except any such Confidential Information which is required to be disclosed by the Seller or Bessent, as the case may be, in connection with any court action or any Proceeding before any Governmental Body or pursuant to any Legal Requirement, and then only after the Seller or Bessent, as the case may be, has given written notice to the Buyer of the intention so to disclose such Confidential Information and has given the Buyer a reasonable opportunity to contest the need for such disclosure, and the Seller or Bessent, as the case may be, shall cooperate with the Buyer in connection with any such contest.  In addition, after the Closing Date, neither the Seller nor Bessent shall modify, reverse, engineer, dissemble or disassemble the Software or otherwise obtain or access the Source Code therefor, or merge all or any part of such Software into any other computer software.  For purposes of this Paragraph 9.2, the term “Confidential Information” shall mean all non-public and all proprietary information relating to the Subject Business, its customers and products and services including, without limitation, the following: (a) all test results, know-how and other technical information relating to the production of the products or services of the Subject Business; (b) all information and records concerning products or services being researched by, under development by or being tested by the Subject Business but not yet offered for sale; (c) all information concerning the Intellectual Property, including, but not limited to, all source code; (d) all information concerning pricing policies of the Subject Business, the prices charged by the Subject Business to its customers, the volume or orders of such customers and other information concerning the transactions of the Subject Business with its customers or proposed customers; (e) the customer list of the Subject Business; (f) financial information concerning the Subject Business; (g) information concerning salaries or wages paid to, the work records of and other personnel information relative to employees of the Subject

Business; (h) information concerning the marketing programs or strategies of the Subject Business; and (i) all other confidential and proprietary information of the Subject Business.  Notwithstanding the foregoing, each of the Seller and Bessent acknowledges and agrees that it or he will be bound by its or his obligations under applicable trade secret Legal Requirements which, in the case of Confidential Information that qualifies as a trade secret, may exceed the obligations imposed under this Paragraph 9.2.  Nothing in this Paragraph 9.2 shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides the Subject Business with greater protections or protections for a longer duration than that provided under this Paragraph 9.2.  “Confidential Information” shall not be deemed to mean or refer to information that is or becomes a matter of public knowledge through no fault of the Seller or Bessent, as the case may be.

9.3.

Enforcement.  In addition to all other legal remedies available to the Buyer for the enforcement of the covenants of this Article IX, and notwithstanding Paragraph 10.4(b), each of the Seller and Bessent acknowledges and agrees that the Buyer shall be entitled to temporary and permanent injunctive relief by any court of competent jurisdiction to prevent or restrain any breach or threatened breach hereof.  Each of the Seller and Bessent further agrees that, because these restrictions arise in the context of the sale of a business and the goodwill associated with such business, if any of the covenants set forth in this Article IX shall at any time be adjudged invalid to any extent by any court of competent jurisdiction, such covenant shall be deemed modified to the extent necessary to render it enforceable.

ARTICLE X
Indemnification

10.1.

Indemnification of the Buyer by the Seller.  The Seller agrees to indemnify the Buyer and its shareholders, Representatives, controlling persons and Affiliates and their respective successors and assigns (collectively, the “Buyer Indemnified Persons”) and to hold them harmless from and against any and all Losses, whether or not involving a third party claim, arising directly or indirectly from or in connection with (a) any misrepresentation or breach of any warranty or representation made by the Seller in this Agreement, in any Exhibit attached hereto or in the Disclosure Schedules, (b) any breach or non-fulfillment of any agreement or covenant of the Seller or Bessent contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Seller in connection herewith, (c) any and all Taxes related to the Seller’s ownership of the Subject Assets and/or operation of the Subject Business prior to the Closing Date, whether payable on or before the Closing Date, and (d) any failure of the Seller to satisfy any liability or obligation of the Seller or the Subject Business other than the Assumed Liabilities and the liabilities and obligations of the Buyer solely related to the operation of the Subject Business after the Closing.

10.2.

Indemnification of the Buyer by Bessent.  Bessent individually agrees to indemnify the Buyer Indemnified Persons and to hold them harmless from and against any and all Losses, whether or not involving a third party claim, arising directly or indirectly from or in connection with any breach or non-fulfillment of any agreement or covenant of Bessent contained in Paragraph 8.8 or Article IX, above.

10.3.

Indemnification of the Seller.  The Buyer agrees to indemnify the Seller and its shareholders, Representatives, controlling persons and Affiliates and their respective successors and assigns (collectively, the “Seller Indemnified Persons”) and to hold them harmless from and against any and all Losses, whether or not involving a third party claim, arising directly or indirectly from or in connection with (a) any misrepresentation or breach of any warranty or representation made by the Buyer in this Agreement, (b) any breach or non-fulfillment of any agreement or covenant of the Buyer contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Buyer in connection herewith, or (c) any failure of the Buyer to satisfy any of the Assumed Liabilities.

10.4.

Limitations.

(a)

The Seller shall not have any obligation to indemnify any Buyer Indemnified Person for claims under clause (a) of Paragraph 10.1, above, until the aggregate amount of Losses for which the Buyer Indemnified Persons are entitled to indemnification under Paragraph 10.1 and Paragraph 10.2, above, exceeds Six Thousand Five Hundred Thirty-Nine Dollars ($6,539) (the “Indemnification Threshold”); provided, however, that once the Losses for which the Buyer Indemnified Persons are entitled to indemnification hereunder exceeds the Indemnification Threshold, then the Seller and Bessent shall be liable from the first dollar of all such Losses.

(b)

Notwithstanding the provisions of Paragraph 10.1, above, the indemnification obligation of the Seller for claims under clause (a) of Paragraph 10.1, above, shall not exceed the Purchase Price as finally calculated pursuant to Article II, above.  Notwithstanding the provisions of Paragraph 10.2, above, the indemnification obligation of Bessent for claims under Paragraph 10.2, above, shall not exceed the Purchase Price as finally calculated pursuant to Article II, above.  Notwithstanding the provisions of Paragraph 10.3, above, the indemnification obligation of the Buyer for claims under clause (a) of Paragraph 10.3, above, shall not exceed the Purchase Price as finally calculated pursuant to Article II, above.

(c)

Notwithstanding the provisions of Paragraph 10.4(a), above, the limitations set forth in Paragraph 10.4(a) shall not apply (i) to any indemnification obligation arising under clause (a) of Paragraph 10.1, above, from or in connection with any misrepresentation or breach of any warranty or representation made by the Seller in the first sentence of Paragraph 5.1.1 (Incorporation and Good Standing), Paragraph 5.1.2 (Authority of Seller), Paragraph 5.1.3 (No Conflict), the first two (2) sentences of Paragraph 5.1.4 (Title to the Subject Assets), the third sentence of Paragraph 5.1.5 (Title to the Building), Paragraph 5.1.7(c) (Title to the Intellectual Property), Paragraph 5.1.9 (Taxes), Paragraph 5.1.15 (Plans), Paragraph 5.1.18 (Environmental Matters), Paragraph 5.1.21 (Brokers; Agents), or Paragraph 5.1.25 (Investment Purpose), above, (ii) to any indemnification obligations arising under clause (b), (c) or (d) of  Paragraph 10.1 and Paragraph 10.2, above, or (iii) to any claims arising directly or indirectly from or in connection with any fraud or intentional misrepresentation.

(d)

The amount of any indemnification claim of a Buyer Indemnified Person hereunder shall be net of any proceeds received by such Buyer Indemnified Person from any insurance policy, less any increase in insurance premiums incurred by such Buyer Indemnified Person as a result of such indemnification claim (a “Premium Increase”), and to the extent that any such insurance proceeds are collected by such Buyer Indemnified Person after an indemnification claim has been settled, the Buyer Indemnified Person will reimburse the Seller and/or Bessent, as the case may be, in an amount equal to such insurance proceeds, less (i) any expenses, including, without limitation, reasonable attorneys’ fees, incurred by such Buyer Indemnified Person to obtain such proceeds, and (ii) any Premium Increase.

10.5.

Procedure Relative to Indemnification.

(a)

In the event that any party hereto shall claim that it, he or she is entitled to be indemnified pursuant to the terms of this Article X, such party (the “Claiming Party”) shall so notify the party or parties against which the claim is made (the “Indemnifying Party”) in writing (each, a “Claims Notice”) of such claim within thirty (30) days after the Claiming Party receives notice of any demand, claim or circumstance which is reasonably likely to give rise to a claim or the commencement of any Proceeding (an “Asserted Liability”) that may reasonably be expected to result in a claim for indemnification by the Claiming Party against the Indemnifying Party; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  Each Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by the Claiming Party; provided, however, that failure to provide such reasonable detail shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure; and provided, further, that in no event shall the Claiming Party’s right to recoup Losses from the Indemnifying Party be limited to the amount set forth or estimated in the Claims Notice.  If such Losses are liquidated in amount, the Claims Notice shall so state and such amount shall be deemed the amount of the claim of the Claiming Party.  If the amount is not liquidated, the Claims Notice shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined.

(b)

The following provisions shall apply to claims of the Claiming Party which are based upon a Proceeding filed or instituted by any third Person (including, without limitation, any Governmental Body):

(i)

Upon receipt of a Claims Notice involving an Asserted Liability against or sought to be collected by a third Person, the Indemnifying Party shall have twenty (20) days within which to notify the Claiming Party (A) whether the Indemnifying Party disputes the Indemnifying Party’s liability for indemnification under this Article X with respect to such Asserted Liability, and (B) if the Indemnifying Party does not dispute the Indemnifying Party’s liability for indemnification under this Article X with respect to such Asserted Liability, whether the Indemnifying Party desires to defend against such Asserted Liability.

If the Indemnifying Party notifies the Claiming Party, within such twenty (20) day period, that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify under this Article X and desires to defend against such Asserted Liability, then the Indemnifying Party shall assume the defense of such Asserted Liability with counsel of the Indemnifying Party’s choice and, after notice from the Indemnifying Party to the Claiming Party of its election to assume the defense of such Asserted Liability, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Claiming Party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Asserted Liability, in each case subsequently incurred by the Claiming Party in connection with the defense of such Asserted Liability.  The Claiming Party shall cooperate, at the Indemnifying Party’s expense (only with respect to out-of-pocket expenses incurred by the Claiming Party), in the compromise of, or defense against such Asserted Liability and may participate in, but not control, such Asserted Liability at its own expense.  If the Indemnifying Party is controlling the defense of an Asserted Liability, no compromise or settlement of such Asserted Liability may be effected without the Claiming Party’s consent (which consent shall not be withheld unreasonably) unless (I) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no affect on any other claims that may be made against the Claiming Party, and (II) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.  If a Claims Notice is given to an Indemnifying Party and the Indemnifying Party does not, within twenty (20) days after receipt of the Claims Notice, notify the Claiming Party that it accepts the Indemnifying Party’s liability for indemnification and that it elects to assume the defense of such Asserted Liability, then the Claiming Party will have the right to conduct a defense of the Asserted Liability, the Indemnifying Party will be bound by any determination made with respect to such Asserted Liability or any compromise or settlement effected by the Claiming Party and the Indemnifying Party will be responsible for paying all reasonable professional fees incurred by the Claiming Party in connection with such defense.

(ii)

Notwithstanding the foregoing, if the Claiming Party determines in good faith that an Asserted Liability is likely to affect adversely it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, then the Claiming Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Asserted Liability, and the Indemnifying Party shall remain subject to its indemnification obligations with respect to such Asserted Liability hereunder, but the Indemnifying Party will not be bound by any determination of an Asserted Liability so defended or any compromise or settlement effected without its consent (which may not be withheld unreasonably).

(c)

Upon receipt of a Claims Notice involving an Asserted Liability that does not involve an Asserted Liability against or sought to be collected by a third Person, the Indemnifying Party shall have twenty (20) days from the receipt of a Claims Notice to notify the Claiming Party that the Indemnifying Party disputes such Asserted Liability.  If the Indemnifying Party does not so notify the Claiming Party, then the amount of such Asserted Liability shall be deemed, conclusively, a liability of the Indemnifying Party hereunder.  If the Indemnifying Party shall object in writing to such Asserted Liability, then the Claiming Party shall have twenty (20) days to respond in a written statement to the objection of the Indemnifying Party.  If after such twenty (20) day period there remains a dispute as to any Asserted Liability, then the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to such Asserted Liability.  If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.  If the parties do not agree, then the Claiming Party may pursue any other remedies available to it.

10.6.

Characterization of Indemnification Payments.  Except as otherwise required by applicable Legal Requirements, any payment made pursuant to Paragraph 10.1, Paragraph 10.2 or Paragraph 10.3, above, shall be treated, for Tax purposes, as an adjustment to the Purchase Price.

10.7.

Set-off.  Subject to Paragraph 10.4(b), the parties hereto acknowledge and agree that (a) the Buyer shall be entitled, in addition to any other remedies which may be available to it, to set-off against amounts payable to the Seller or Bessent (including, without limitation, amounts payable to the Seller under the Notes or pursuant to Paragraph 2.4 (b) or (c), above) the amount of any claim by the Buyer against the Seller or Bessent, as the case may be, for which the Buyer seeks indemnification under Paragraph 10.1 or Paragraph 10.2, above, and (b) the Seller shall be entitled, in addition to any other remedies which may be available to it, to set-off against amounts payable to the Buyer the amount of any claim by the Seller against the Buyer for which the Seller seeks indemnification under Paragraph 10.3, above.

ARTICLE XI
Definitions

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.  Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the equity of a Person shall, for the purposes of this Agreement, be deemed to control the other Person.

“Agreement” has the meaning set forth in the preface above.

“Ancillary Agreements” means, as to any party, the agreements, documents and instruments to be executed and delivered by such party pursuant to this Agreement.

“Applicable Contract” means any material Contract relating to the Subject Business to which the Seller is a party or by which the Seller or the Subject Assets are bound.

“Asserted Liability” has the meaning set forth in Paragraph 10.5(a), above.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between the Buyer and the Seller in the form of Exhibit 11(a) attached hereto pursuant to which the Seller shall assign to the Buyer, and the Buyer shall assume from the Seller, all of the Seller’s right, title and interest in, to and under the Assumed Contracts.

“Assumed Contracts” means all of the Seller’s right, title and interest in, to and under (a) any right of the Seller restricting a Person’s ability to compete with the Subject Business, use or disclose proprietary information of the Subject Business or solicit current or former Employees of the Subject Business for employment (provided, that only such rights, and not the entire Contract, is included under this subparagraph (a)), and (b) those Contracts set forth on Exhibit 11(b) attached hereto, including, without limitation, any right to receive payment for products sold or services rendered pursuant to such Contracts described in clauses (a) and (b), above, and to assert claims and to take other rightful actions in respect of breaches, defaults and other violations of such Contracts described in clauses (a) and (b), above.

“Assumed Liabilities” means all liabilities and obligations of the Seller arising solely after the Closing Date under the Assumed Contracts and unrelated to any pre-Closing breach of, or default under, any of the Assumed Contacts.

“Bessent” has the meaning set forth in the preface above.

“Book Value” has the meaning set forth in Paragraph 8.8, above.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnified Persons” has the meaning set forth in Paragraph 10.1, above.

“Buyer Stock” means three hundred twelve thousand five hundred (312,500) unregistered shares of the $.001 par value common stock of the Buyer, including the attached preferred share purchase rights.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Cash Payment” has the meaning set forth in Paragraph 2.3(a), above.

“Cash Purchase Price” has the meaning set forth in Paragraph 2.2, above.

“CERCLA” the Comprehensive Environmental Response, Compensation and Liability Act of 1980, codified at 42 U.S.C. 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986.

“Claiming Party” has the meaning set forth in Paragraph 10.5(a), above.

“Claims Notice” has the meaning set forth in Paragraph 10.5(a), above.

“Closing” means the closing of the purchase and sale contemplated herein.

“Closing Date” means the date of this Agreement.

“Closing Shares” has the meaning set forth in Paragraph 2.3(d), above.

“COBRA” has the meaning set forth in Paragraph 5.1.15(h), above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” has the meaning set forth in Paragraph 2.4(c), above.

“Competitor” has the meaning set forth in Paragraph 9.1, above.

“Confidential Information” has the meaning set forth in Paragraph 9.2, above.

“Consents” means the agreements listed on Exhibit 11(c) attached hereto from the parties to those Assumed Contracts which by their terms prohibit assignment by the Seller or which specifically require consent for such assignment, consenting to the assignment to the Buyer of such Assumed Contracts under the same terms and conditions as are applicable to the Seller.

“Contract” means any agreement, contract, arrangement, lease, license, obligation, promise, understanding or undertaking, including, without limitation, any purchase order or sale order, (whether written or oral and whether in effect by its terms or expired by its terms but in effect by the parties’ practices) that is legally binding.

“Disclosure Schedules” means the disclosure schedules attached to this Agreement.

“Employee” means any employee of the Subject Business (whether salaried or hourly, and whether full-time, part-time or other), whether or not actively employed on the Closing Date, including, but not limited to, employees on vacation and leave of absence, including maternity, paternity, family, sick, military and disability leave.

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, that (a) is subject to Title I of ERISA, (b) is or was at any time maintained, administered or contributed to by the Seller, and (c) covers any current or former Employee.

“Environmental Law” means any Legal Requirements pertaining to (a) health, safety, natural resources, wildlife or the environment, (b) the Occupational Safety and Health Administration, the U.S. Environmental Protection Agency, the Nuclear Regulatory Commission and the Wisconsin Department of Natural Resources, or (c) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation, emission, discharge or handling of, or exposure to, any petroleum products or Hazardous Substances into ambient air, surface water, ground water or land, or any exposure or impact on worker health and safety, and all amendments, modifications and additions thereto, in each case as amended to date including, without limitation, CERCLA, RCRA, the Toxic Substances Control Act of 1976, codified at 15 U.S.C. 2601 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, codified at 33 U.S.C. 1251 et seq., the Clean Air Act of 1966, codified at 42 U.S.C.

741 et seq., the Hazardous Materials Transportation Act, codified at 49, U.S.C. 651 et seq., the Oil Pollution Act of 1990, codified at 33 U.S.C. 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, codified at 42 U.S.C. 11001, et seq., the National Environmental Policy Act of 1969, codified at 42 U.S.C. 4321, et seq., the Occupational Safety and Health Act of 1970, and the Safe Drinking Water Act of 1974, codified at 42 U.S.C. 300(f), et seq., the Atomic Energy Community Act of 1955, the Atomic Testing Liability Act, the Atomic Energy Damages Act, the Atomic Energy Omnibus Act, the Atomic/Nuclear Waste Policy Act of 1982, the Atomic/Nuclear Waste Policy Amendments of 1987 or any similar, implementing or successor law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that is treated as a single employer with the Seller under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means J.P. Morgan Chase Bank, National Association.

“Escrow Agreement” means the Escrow Agreement among the Buyer, the Seller and the Escrow Agent in the form of Exhibit 11(d) attached hereto.

“Escrow Release Date” has the meaning set forth in Paragraph 2.4(a), above.

“Escrow Shares” has the meaning set forth in Paragraph 2.3(e), above.

“Excluded Assets” has the meaning set forth in Paragraph 1.2, above.

“Excluded Microfiche Business” means the microfiche business of the Seller’s Info Access micropublishing division.

“Excluded Receivables” means the accounts receivable of the Subject Business relating to products and/or services delivered and/or performed by the Seller prior to the Closing Date.

“Fair Market Value” has the meaning set forth in Paragraph 8.8, above.

“Financial Statements” means (a) the balance sheets of the Info Access micropublishing division of the Seller as of December 31, 2005, December 31, 2006, and December 31, 2007, and the related income statements and statements of cash flows for the fiscal periods then ended, and (b) the unaudited interim balance sheet of the Seller as of April 30, 2008, and the related interim income statement and statement of cash flows for the four (4) month period then ended, all attached hereto as Schedule 5.1.8.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authorization” means any permit, license, variance, certificate, closure, exemption, decision, action, consent, waiver or approval or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Grice” means Donald E. Grice.

“Grice Employment Agreement” means the Employment Agreement between the Buyer and Grice, in the form of Exhibit 11(e) attached hereto.

“Hazardous Substances” means and includes any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in CERCLA; any “hazardous waste” as that term is defined in RCRA; and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, guidelines and publications issued pursuant to, or otherwise in implementation of, said Environmental Laws); and including, without limitation, any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (PCBs), dioxins, dibenzofurans, heavy metals, radon gas, urea formaldehyde foam, hazardous waste source and raw materials which include hazardous constituents; and including any other substance, chemical, compound, product, solid, gas, liquid, waste, by-product, material, pollutant or contaminant which is hazardous, toxic or otherwise harmful to health, safety, natural resources wildlife or the environment or which is now or in the future, included under or regulated by any Environmental Law.

“Indemnification Threshold” has the meaning set forth in Paragraph 10.4(a), above.

“Indemnifying Party” has the meaning set forth in Paragraph 10.5(a), above.

“Independent Accounting Firm” means Schenck Business Solutions.

“Intellectual Property” has the meaning set forth in Paragraph 5.1.7(a), above.

“Inventory” means all inventory relating to the Subject Business, wherever located, including, without limitation, raw materials, work in process and finished goods.

“IP Contract” has the meaning set forth in Paragraph 5.1.7(b), above.

“IRS” means the United States Internal Revenue Service.

“Knowledge” – An individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.  Notwithstanding the foregoing, the Seller will be deemed to have “Knowledge” of a particular fact or other matter only if either Bessent, Grice or William Neeman has, or at any time had, Knowledge of such fact or other matter.  For purposes of this Agreement, the definition of “Knowledge” set forth above shall be deemed to apply equally to “Know,” “Knowingly” and other similar terms referencing the Knowledge of a Person.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, territorial or other administrative order, constitution, law, ordinance, code, policy, principle of common law, rule, regulation, statute, treaty and the like, now or hereafter in effect, including any judicial or administrative interpretations thereof, and any judicial or administrative orders, consents, decrees or judgments.

“Letter of Intent Date” means May 8, 2008.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or other security interest of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Losses” means all damages, losses, deficiencies, liabilities, claims, actions, demands, judgments, fines, fees, costs and expenses (including, without limitation, investigation costs, accountants’ fees and attorney’s fees to the extent such attorney’s fees are incurred in connection with any disputes, claims or other issues involving a third party) or diminution in value, but excluding attorney’s fees incurred by a party directly and solely in connection with its assertion of claims against another party to this Agreement.

“Material Adverse Effect” means an event, condition, circumstance, act, omission or effect which, individually or in the aggregate with other similar events, conditions, circumstances, acts, omissions or effects, after taking into consideration the relative amount, the absolute amount and the nature of the item would cause a reasonably prudent buyer to conclude that such effect adversely affects the financial condition, assets, liabilities, obligations or operations of the Seller in a manner or amount which would be material.

“Material Transaction” has the meaning set forth in Paragraph 8.8, above.

“Ninety Day Note” has the meaning set forth in Paragraph 2.3(b), above.

“Notes” means, collectively, the Ninety Day Note and the One Year Note.

“Object Code” means the executable machine readable computer programs that are derived or compiled from Source Code and are capable of affecting or controlling the operation of a programmable device or system.

“OEM” means original equipment manufacturer.

“One Year Note” has the meaning set forth in Paragraph 2.3(c), above.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Body or by any arbitrator.

“Ordinary Course of Business” or “Ordinary Course” means any action taken by a Person which (a) is consistent with past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (c) is similar in nature and magnitude in actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, partnership agreement, stockholders agreement, limited liability company agreement, operating agreement, formation agreement, voting agreement, joint venture agreement and other similar organizational documents of such entity (in each case, as amended through the Closing Date).

“Owned Real Property” means the real property owned by the Seller and located at 455 E. Industrial Drive, Hartland, Wisconsin.

“Permit” means any environmental permit, license, approval, consent or authorization issued by any Governmental Body.

“Permitted Liens” means (a) Liens for Taxes and assessments not yet due and payable or which are being contested in good faith by appropriate Proceedings, and (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business consistent with past practice and not yet delinquent.

“Person” means any individual, corporation, general or limited partnership, limited liability company, association, joint stock company, joint venture, estate, trust association, organization, labor union or other entity or Governmental Body.

“Plan” means (a) any Employee Plan, and (b) any other employment, severance or similar Contract (whether or not written and whether or not currently in effect) or any Contract, plan or policy (whether or not written and whether or not currently in effect) providing any compensation or benefits to any current or former Employee, officer, director or shareholder of the Seller or the dependants of such individuals (including, without limitation, any Contract, plan or policy making available bonuses, equity awards or deferred compensation).

“P.O. Box” has the meaning set forth in Paragraph 8.10, above.

“Post-Closing Subject Revenue Period” has the meaning set forth in Paragraph 2.4(a), above.

“Post-Closing Subject Revenues” has the meaning set forth in Paragraph 2.4(a), above.

“Pre-Closing Subject Revenues” has the meaning set forth in Paragraph 2.4(a), above.

“Premium Increase”  has the meaning set forth in Paragraph 10.4(d), above.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Person.

“Prospective Customer” has the meaning set forth in Paragraph 9.1, above.

“Purchase Price” has the meaning set forth in Paragraph 2.2, above.

“RCRA” the Solid Waste Disposal Act, codified at 42 U.S.C. 6901 et seq., as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendment of 1984.

“Records” means all books, records, manuals and other materials of the Subject Business (whether related solely to the Subject Business or related jointly to the Subject Business and the Excluded Microfiche Business), including, without limitation, all sales, customer and supplier/vendor records, product catalogs, advertising, promotional, marketing and sales literature, catalogs and materials, personnel and payroll records, accounting records, purchase and sale records, price lists, correspondence, quality control records and research and development files, wherever located (except the Seller’s corporate minute books, stock records and tax returns).

“Registered Intellectual Property” has the meaning set forth in Paragraph 5.1.7(a), above.

“Related Person” means, with respect to a particular individual, (a) each other member of such individual’s Family (as defined below); (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; or (c) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director officer, partner, executor or trustee (or in a similar capacity).  For purposes of this definition, the “Family” of an individual includes the individual’s spouse, issue and step-children and any other natural person who is related to the individual or the individual’s spouse within the second degree.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Securities”  has the meaning set forth in Paragraph 5.1.25, above.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preface above.

“Seller Indemnified Persons” has the meaning set forth in Paragraph 10.3, above.

“Seller Related Party” has the meaning set forth in Paragraph 5.1.22, above.

“Software” means all computer software, Source Code, Object Code, data conversion scripts and tools (including, but not limited to, for the creation, compilation and/or display of electronic catalogs), owned, used, licensed or developed by the Seller in connection with the operation of the Subject Business, including, but not limited to, the Seller’s (a) “IPL CD”, “IPL Web” and other (if any) electronic catalog software products, (b) e-commerce connection/ordering software products, (c) training/testing application software products, and (d) the Seller’s software hosted at Time Warner, and the data conversion scripts related to all of the foregoing.

“Source Code” means the human readable programming statements that are compilable or interpretable into a machine readable program.

“Stock Purchase Price” means an amount equal to Four Hundred Sixty-eight Thousand Seven Hundred Fifty Dollars ($468,750), which amount represents the fair market value of the Buyer Stock as of the Closing Date, as calculated by using the over-the-counter price per share for the $.001 par value common stock of the Buyer as of 4:00 p.m. eastern time on June 29, 2008.

“Subject Assets” has the meaning set forth in Paragraph 1.1, above.

“Subject Business” has the meaning set forth in the recitals above.

“Subject Current Customers” means the current customers of the Subject Business as of the Closing Date specifically listed on Exhibit 11(f) attached hereto.

“Subject Inventory” has the meaning set forth in Paragraph 1.1(b), above.

“Subject Prospective Customers” means the bona fide prospective customers of the Subject Business as of the Closing Date specifically listed on Exhibit 11(g) attached hereto.

“Subject Receivables” has the meaning set forth in Paragraph 1.1(d), above.

“Subject Tangible Assets” has the meaning set forth in Paragraph 1.1(a), above.

“Subsidiary” means, with respect to any Person, any corporation or other Person of which (or in which) 50% or more of (a) the outstanding capital stock or other equity interest having voting power to elect a majority of the Board of Directors of such corporation or Persons having a similar role as to an entity that is not a corporation, (b) the interest in the profits of such partnership or joint venture, or (c) the beneficial interest of such trust or estate are at such time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries.

“Tax” or “Taxes” means all federal, state, county, local, foreign and other taxes or assessments, however denominated, including, without limitation, income, estimated income, business, occupation, franchise, property (real and personal), sales, employment, gross receipts, use, transfer, ad valorem, profits, license, capital, payroll, employee withholding, unemployment, excise, goods and services, severance and stamp, and including interest, penalties and additions in connection therewith, for which any applicable Person is or may be required to pay, withhold or collect.

“Transferred Employee” has the meaning set forth in Paragraph 8.7(a), above.

ARTICLE XII
Miscellaneous

12.1.

Expenses.  Except as otherwise specifically provided herein, the parties hereto shall pay their own expenses, including, without limitation, accountants’ and attorneys’ fees, incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.  The Seller shall be liable for and shall pay and discharge when due any expenses imposed on the Seller, the Subject Business or the Buyer related to obtaining Consents and estoppel certificates from third parties enabling the Buyer to receive the benefits of any Assumed Contracts.  The Seller shall be liable for and shall pay and discharge when due any sales or use Taxes incurred and/or payable in connection with the purchase and sale of the Subject Assets pursuant to this Agreement.

12.2.

Certificate Legend.  The Buyer and the Seller acknowledge and agree that the Buyer Stock to be issued hereunder shall not have been registered and shall be characterized as “restricted securities” under federal and state securities laws, and under such laws the Buyer Stock may be resold or transferred without registration under Rule 144 of the Securities Act only in certain limited circumstances and subject to applicable holding periods.  Each certificate evidencing the Buyer Stock to be issued hereunder shall bear a commercially reasonable legend regarding the restrictions on resale or transfer under applicable federal and state securities laws.

12.3.

Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects when hand delivered, one (1) business day after sent by prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment, or three (3) days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

IF TO BUYER:	ARI Network Services, Inc.
11425 West Lake Park Drive
Suite 900
Milwaukee, WI 53224
Attn: Brian Dearing
Fax No: (414) 973-4620

with a copy to:	Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, WI 53202
Attn: Mark C. Witt
Fax No. (414) 273-5198

IF TO SELLER:	Eye Communication Systems, Inc.
455 E. Industrial Drive
Hartland, WI 53209
Attn: William Neeman
Fax No: (262) 367-0383

with a copy to:	Haight & Fabyan, S.C.
115 E. Capital Drive
Hartland, WI 53029
Attn: A. Erick Fabyan
Fax No: (262) 367-2033

12.4.

Right to Specific Performance.  The parties agree that the Subject Assets constitute unique property, that there is no adequate remedy at law for the damage which any of them might sustain for the failure of the others to consummate this Agreement, and, accordingly, that each of them is entitled to the remedy of specific performance to enforce such consummation.

12.5.

Entire Agreement; Amendment.  This Agreement, the Exhibits attached hereto, the Disclosure Schedules and the Ancillary Agreements constitute the entire agreement between the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written), with the exception of the confidentiality agreement dated as of July 27, 2001, between the Buyer and the Seller, are merged herein and made a part hereof, it being the intention of the parties hereto that this Agreement and the instruments and agreements contemplated hereby shall serve as the complete and exclusive statement of the terms of their agreement together.  No amendment, waiver or modification hereto or hereunder shall be valid unless in writing signed by an authorized signatory of the party or parties to be affected thereby.

12.6.

Waiver.  The waiver by any party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

12.7.

Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party without the prior written consent of the other party;

provided, however, that (i) the Buyer shall have the right at any time, with or without the consent of the Seller or Bessent, to assign or transfer this Agreement and its rights and obligations hereunder, whether in whole or in part, to any third party that acquires, in a single transaction or a series of related transactions, all or substantially all of the equity or assets of the Buyer, whether by purchase, merger, consolidation or otherwise, and (ii) the Seller shall have the right after the closing to merge with Ad-Tech, and the surviving company in such merger shall be the successor to, and bound by all provisions herein that are binding upon, the Seller, including, but not limited to, Paragraph 8.8.

12.8.

Binding Effect.  This Agreement shall be binding upon the parties hereto and their respective successors, legal representatives and permitted assigns.

12.9.

Section Headings.  The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.

12.10.

Severability.  The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative to any extent by any court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to render it enforceable and the rights and obligations of the parties hereunder shall be construed and enforced accordingly.

12.11.

Applicable Law; Venue.  This Agreement and all questions arising in connection herewith shall be governed by and construed in accordance with the laws of the State of Wisconsin without application of choice of law or conflicts of law principles.  All disputes arising hereunder and any claims made relating to the warranties, representations, covenants or agreements contained herein shall be resolved exclusively in state or federal courts located in Milwaukee County, Wisconsin, to which jurisdiction the parties irrevocably consent.

12.12.

Neutral Construction.  The language used in this Agreement shall be deemed to be the language chosen by all of the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

12.13.

Counterparts; Facsimile.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  This Agreement may be executed in facsimile copy with the same binding effect as the original.

12.14.

Passage of Title.  Legal title, equitable title and risk of loss with respect to the Subject Assets will not pass to Buyer until the Subject Assets are transferred at the Closing, which transfer, once it has occurred, will be deemed effective for legal, tax, accounting and other computational purposes as of 11:59 p.m. on the Closing Date.

Signature page follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

BUYER:

ARI NETWORK SERVICES, INC.

By:  /s/ Brian E. Dearing

Brian E. Dearing, Chairman of the Board and
Chief Corporate Development and Strategy
Officer

SELLER:

EYE COMMUNICATION SYSTEMS, INC.

By:  /s/ John Bessent

Print Name: John Bessent

Title: President

  /s/ John Bessent

John Bessent

Exhibits:

Exhibit 1.1(a)	Subject Tangible Assets
Exhibit 1.1(b)	Subject Inventory
Exhibit 1.2	Excluded Assets
Exhibit 2.3(b)	Form of Ninety Day Note
Exhibit 2.3(c)	Form of One Year Note
Exhibit 2.5	Allocation of Purchase Price
Exhibit 11(a)	Form of Assignment and Assumption Agreement
Exhibit 11(b)	Assumed Contracts
Exhibit 11(c)	Consents
Exhibit 11(d)	Form of Escrow Agreement
Exhibit 11(e)	Form of Grice Employment Agreement
Exhibit 11(f)	Subject Current Customers
Exhibit 11(g)	Subject Prospective Customers

Disclosure Schedules:

Schedule 5.1.1	Qualifications To Do Business as a Foreign Corporation
Schedule 5.1.6	Proceedings; Orders
Schedule 5.1.7(a)(i)	Registered Intellectual Property
Schedule 5.1.7(a)(ii)	Non-Registered Intellectual Property
Schedule 5.1.7(b)	IP Contracts
Schedule 5.1.7(i)	Non-Disclosure Agreements
Schedule 5.1.7(j)	Information Systems
Schedule 5.1.7(k)	Software Contracts
Schedule 5.1.7(m)(i)	Software Defects
Schedule 5.1.7(m)(ii)	Non-Disclosure Agreements Related To Source Code
Schedule 5.1.8	Financial Statements
Schedule 5.1.9	Audits
Schedule 5.1.10	Applicable Contracts
Schedule 5.1.12	Product Warranties
Schedule 5.1.13	Employees
Schedule 5.1.14	Former Employees
Schedule 5.1.15	Plans
Schedule 5.1.17	Insurance
Schedule 5.1.19	Governmental Authorizations
Schedule 5.1.20	Customers; Suppliers
Schedule 5.1.22	Relationship with Related Parties